EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
FLATWORLD ACQUISITION CORP.,
FTWA ORCHID MERGER SUB LLC,
FWAC HOLDINGS LIMITED,
ORCHID ISLAND CAPITAL, INC.,
BIMINI CAPITAL MANAGEMENT, INC.
AND
BIMINI ADVISORS, LLC
Dated as of July 26, 2012

3.5	Litigation	15
3.6	Certain Employment Agreements	16
3.7	No Additional Representations	16

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	16

4.1	Due Organization and Good Standing	16
4.2	Capitalization of Parent	16
4.3	Merger Sub	17
4.4	Authorization; Binding Agreement	18
4.5	Governmental Approvals	18
4.6	No Violations	18
4.7	SEC Filings and Parent Financial Statements	19
4.8	Absence of Undisclosed Liabilities	20
4.9	Compliance with Laws	20
4.10	Regulatory Agreements; Permits; Qualifications	20
4.11	Absence of Certain Changes	21
4.12	Taxes and Returns	21
4.13	Restrictions on Business Activities	22
4.14	Employee Benefit Plans	22
4.15	Employee Matters	22
4.16	Material Contracts	22
4.17	Litigation	23
4.18	Transactions with Affiliates	23
4.19	Investment Company Act	23
4.20	Books and Records	23
4.21	Finders and Investment Bankers	23
4.22	Information Supplied	23
4.23	Trust Fund.	24
4.24	Intellectual Property	24
4.25	Real Property	24
4.26	Environmental Matters	24
4.27	Insurance	24
4.28	Bankruptcy	24
4.29	OTC Bulletin Board Quotation	25
4.30	Registration of the Ordinary Shares and the Warrants	25
4.31	No Additional Representations	25
4.32	Board Approval; Tender Offer	25

ARTICLE V	COVENANTS	25

5.1	Conduct of Business of the Company	25
5.2	Access and Information; Confidentiality	27
5.3	No Solicitation	27
5.4	Takeover Laws	29
5.5	Shareholder Litigation	30
5.6	Conduct of Business of Parent and Merger Sub	30
5.7	Market Standoff Agreement	31

ARTICLE VI	ADDITIONAL COVENANTS OF THE PARTIES	32

6.1	Notification of Certain Matters	32
6.2	Commercially Reasonable Efforts	32
6.3	Survival of Representations and Warranties; Indemnification.	33
6.4	Public Announcements	38
6.5	Tender Offer	38
6.6	Reservation of Preferred Shares	40

6.7	Other Actions	40
6.8	Required Information	40
6.9	Trust Account	40
6.10	Merger Filings	40
6.11	Further Assurances	41
6.12	Post-Closing Dividend	41
6.13	Qualified Electing Fund Information	41
6.14	Reincorporation and REIT Election	41

ARTICLE VII	CONDITIONS	41

7.1	Conditions to Each Party’s Obligations	41
7.2	Conditions to Obligations of Parent and Merger Sub	42
7.3	Conditions to Obligations of the Company	43
7.4	Frustration of Conditions	43

ARTICLE VIII	TERMINATION AND ABANDONMENT	44

8.1	Termination	44
8.2	Effect of Termination	45
8.3	Intentionally Omitted	45
8.4	Fees and Expenses	45
8.5	Amendment	45
8.6	Waiver	45

ARTICLE IX	TRUST FUND WAIVER	45

9.1	Trust Fund Waiver	45

ARTICLE X	MISCELLANEOUS	46

10.1	Survival	46
10.2	Notices	46
10.3	Binding Effect; Assignment	47
10.4	Governing Law; Jurisdiction	47
10.5	Waiver of Jury Trial	48
10.6	Counterparts	48
10.7	Interpretation	48
10.8	Entire Agreement	48
10.9	Severability	48
10.10	Specific Performance	49
10.11	Third Parties	49
10.12	Headings	49

Appendices
Appendix 1 - Valuation Methodology

v

Index of Defined Terms
Acquisition Proposal	28
Act	1
Action	10
Additional Remedies	35
Affiliate	48
Aggregate Cap	34
Agreement	1
Ancillary Public Disclosures	14
Antitrust Laws	7, 32
Articles of Merger	1
Auditor	2
Benefit Plan	12
Bimini	1
Bimini Advisors	1
Bimini Advisors Operating Agreement	3
Burdensome Condition	33
Business Day	48
CERCLA	13
Certificate	5
Certifications	19
Change in the Recommendation	29
Charter	16
Claim Notice	36
Closing	1
Closing Company Financials	8
Closing Date	1
Closing Date Balance Sheet	2
Closing Date Balance Sheet Audit	2
Closing Filing	40
Closing Press Release	40
Code	3
Company	1
Company Affiliate Transaction	4
Company Disclosure Schedules	5
Company Financials	8
Company Indemnified Party	34
Company Material Contract	10
Company Permits	9
Company Stockholder Lock Up Agreement	4
Compliance Date	9
Confidentiality Agreement	27
Consent	7
Copyrights	11
Covered Persons	37
Damages	34
DGCL	1
DOJ	32
Drop Dead Date	44
Effective Time	1
Employment Agreement	16
Encumbrances	7
Enforceability Exceptions	7
Environmental Laws	13
Equitable Recoupment	34
Equity Interests	1

ERISA	12
ERISA Affiliate	12
Exchange Act	8
Existing Bimini Management Agreement	11
Expenses	6
Expiration Time	39
Final Closing Date Company Stockholders’ Equity Calculation	2
FTC	32
Fundamental Representations and Warranties	34
FWAC Holdings	1
FWAC Holdings Share Repurchase Agreement	3
GAAP	6
Hazardous Substance	13
Indebtedness	6
Indemnification Amount	35
Indemnification Provisions	37
Indemnifying Representative	36
Initial Expiration Date	39
Insurance Coverage	38
Intellectual Property	11
IPO	17
Knowledge	48
Law	7
Laws	7
Material Adverse Effect	5
Maximum Tender Condition	38
MD Secretary of State	1
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Organizational Documents	16
Minimum Trust Amount	24
Notice of Superior Proposal	29
Offer Documents	39
Offer to Purchase	39
Off-the-Shelf Software Agreements	11
Option Securities	17
Order	10
Ordinary Shares	2
Parent	1
Parent Affiliate Transaction	23
Parent Disclosure Schedule	16
Parent Financials	19
Parent Indemnified Party	34
Parent Material Contracts	23
Parent Organizational Documents	16
Parent Permits	21
Parent SEC Reports	19
Parties	1
Party	1
Patents	11
PCAOB	2
Person	48
Preferred Shares	2
Proposal	29
Qualifying Income	35
RCRA	13
Receiving Board	29

Record Date	41
Reincorporation	4
REIT	35
Representatives	28
Requisite Regulatory Approvals	41
Sarbanes-Oxley Act	19
Schedule TO	39
SEC	8
Signing Company Financials	8
Signing Filing	40
Signing Press Release	40
Subsidiary	48
Superior Proposal	29
Surviving Company	1
Takeover Law	29
Tax	13
Tax Returns	21
Taxes	13
Tender Consideration	38
Tender Offer	38
Third Party Claim	35
Trademarks	11
Trust Account	24
Trust Agreement	24
Trust Fund	24
Trustee	24
Underwriter	17
Units	16
Warrants	16

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of July 26, 2012 by and among Orchid Island Capital, Inc., a Maryland corporation (the “Company”), Bimini Capital Management, Inc., a Maryland corporation (“Bimini”), Bimini Advisors, LLC, a Maryland limited liability company (“Bimini Advisors”), FlatWorld Acquisition Corp., a British Virgin Island business company limited by shares (“Parent”), FTWA Orchid Merger Sub LLC, a Maryland limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and FWAC Holdings Limited, a British Virgin Islands business company limited by shares (“FWAC Holdings”). Parent, Merger Sub, Bimini, Bimini Advisors and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

A. Parent, the Company, Bimini and Merger Sub intend to effect the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding equity interests of the Company (the “Equity Interests”) will automatically be converted into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”) and the Maryland Limited Liability Company Act (the “Act”).

B. The Boards of Directors of each of the Company and Bimini and the Board of Directors of Parent and the Board of Managers and sole member of Merger Sub have unanimously approved this Agreement, the Merger and the transactions contemplated hereby, and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of the Company, Bimini, Parent and Merger Sub.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL and the Act, at the Effective Time (as defined herein), the Company shall be merged with and into Merger Sub. Upon consummation of the Merger, the separate existence of the Company shall thereupon cease, and Merger Sub, as the surviving company in the Merger (the “Surviving Company”), shall continue its limited liability company existence under the laws of Maryland as a wholly-owned subsidiary of Parent.

1.2 The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of the respective Closing documents at 10:00 a.m., New York City time, no later than the third Business Day after the date that all of the closing conditions set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), unless another time, date or place is agreed upon in writing by the Parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

(b) Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the State Department of Assessments and Taxation of Maryland (the “MD Secretary of State”), articles of merger in accordance with the MGCL and the Act (referred to herein as the “Articles of Merger”), executed in accordance with the relevant provisions of the MGCL and the Act and shall make all other filings or recordings required under the MGCL and the Act in order to effect the Merger. The Merger shall become effective upon the filing of the Articles of Merger or at such other time as is agreed by the Parties hereto, in accordance with the MGCL and the Act and as specified in the Articles of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c) From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.3 Exchange of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any securities of the Company, all of the Equity Interests issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an aggregate of 141,873 Class A Preferred Shares, no par value, of Parent (the “Preferred Shares”), convertible on a 1 for 10 basis into an aggregate of 1,418,730 ordinary shares, no par value, of Parent (the “Ordinary Shares”), on the terms set forth on Exhibit F attached hereto, as such number of Preferred Shares may be adjusted pursuant to this Section 1.3 (collectively, the “Merger Consideration”). Notwithstanding the foregoing, and subject to potential further adjustment as described below in Section 1.8, if the total stockholders’ equity of the Company immediately prior to the Effective Time (based on the Final Closing Date Company Stockholder’s Equity Calculation as defined below) is less than $14,446,800, then the Merger Consideration shall be reduced following the Closing Date by a number of Preferred Shares equal to the quotient of: (i) the difference of (x) $14,446,800, less (y) the total stockholders’ equity of the Company immediately prior to the Effective Time, divided by (ii) $101.829. Alternatively, if the total stockholders’ equity of the Company immediately prior to the Effective Time (based on the Final Closing Date Company Stockholder’s Equity Calculation as defined below) is greater than $14,446,800, then the Merger Consideration shall be increased following the Closing Date by a number of Preferred Shares equal to the quotient of: (i) the difference of (x) the total stockholders’ equity of the Company immediately prior to the Effective Time, less (y) $14,446,800, divided by (ii) $101.829. The total stockholders’ equity of the Company immediately prior to the Effective Time shall be the total stockholders’ equity reflected in the Company’s closing balance sheet (the “Closing Date Balance Sheet”) prepared by Parent using the valuation methodology set forth in Appendix 1, attached hereto (with respect to the Company’s securities portfolio), in accordance with GAAP. Parent shall prepare the Company’s Closing Date Balance Sheet within 30 calendar days of the Closing Date and, within such time period, will engage BDO USA, LLP (the “Auditor”) to perform an audit of the Company’s Closing Date Balance Sheet in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) (the “Closing Date Balance Sheet Audit”). The engagement letter between Parent and the Auditor for the Closing Date Balance Sheet Audit shall be subject to the prior approval of FWAC Holdings. Parent will provide FWAC Holdings the Company Fair Value (as defined in Appendix 1) and the fair values obtained from both Pricing Sources (as defined in Appendix 1) for each security in the Company’s security portfolio and all other supporting details, consents and support required by, or delivered to, the Auditor to perform the Closing Date Balance Sheet Audit (including third party asset confirmations and valuation checks) and will provide any required authorization letters to allow FWAC Holdings, upon completion of the Auditor's work and prior to final issuance of the Closing Date Balance Sheet Audit to Parent, to review the Auditor's workpapers and discuss the procedures performed and adjustments that result, if any, from the Closing Date Balance Sheet Audit. The Parent will use its best efforts to cause the Auditor to deliver its audit report on the Closing Date Balance Sheet to Parent within 30 calendar days of receipt of the Closing Date Balance Sheet and all supporting schedules requested by the Auditor from Parent. If there are any differences between the total stockholders’ equity in the Closing Date Balance Sheet Audit and total stockholders’ equity in the Closing Date Balance Sheet provided for audit to the Auditors by the Parent as a result of audit adjustments, any audit adjustments by the Auditor will be added or subtracted from the total stockholders’ equity in the Company’s Closing Date Balance Sheet for purposes of any adjustment to the Merger Consideration pursuant to this Section 1.3; provided, however, no additions shall be made to increase total stockholders’ equity due to increases from the Auditor’s valuation of the Company’s securities portfolio (the “Final Closing Date Company Stockholders’ Equity Calculation”). Upon determination of the Final Closing Date Company Stockholders’ Equity Calculation, any reduction in Merger Consideration shall be deducted from the Claim Shares and any increase in Merger Consideration shall result in additional Preferred Shares issued to Bimini. All fees owed to the Auditor shall be paid by Parent. Additionally, at the Effective Time, in exchange for the Merger Consideration, Bimini will contribute to Parent an amount in cash equal to $1,754,281.

(b) The outstanding membership interests of Merger Sub shall constitute the only membership interests of the Surviving Company following the Effective Time. Parent shall repurchase from FWAC Holdings, pursuant to the FWAC Holdings Share Repurchase Agreement, all 573,875 Ordinary Shares held by FWAC Holdings for the following consideration: (i) cash consideration of $1,154,281.00 and (ii) 2,000,000 newly issued warrants to each purchase one Ordinary Share of the Parent at an exercise price of $9.25 and pursuant to such additional warrant terms and conditions as set forth in a warrant agreement to be entered into between Parent and Continental Stock Transfer & Trust Company in substantially the form attached hereto as Exhibit G.

(c) At the Effective Time, Bimini shall cease to have any rights with respect to the Equity Interests except the right to receive the Merger Consideration.
As used herein, the following terms have the following meanings:
“FWAC Holdings Share Repurchase Agreement” means that share repurchase agreement dated the date hereof, between FWAC Holdings and the Parent, an executed copy of which is attached hereto as Exhibit D.
“Bimini Advisors Operating Agreement” means the Operating Agreement of Bimini Advisors to be entered into at the Effective Time, between FWC Advisors LLC, a Delaware limited liability company, and Bimini Advisors, Inc., a Maryland corporation, in substantially the form attached hereto as Exhibit E.

(d) On the Closing Date, and upon the terms and subject to the conditions of this Agreement, Parent shall cause the Trustee to distribute the proceeds of the Trust Account in accordance with Section 4.23.

1.4 Payment.

(a) Distribution Procedures. At the Effective Time, subject to the terms of this Agreement, including the closing conditions in Article VII, Parent shall issue the Merger Consideration to Bimini.

(b) Fractional Shares. No certificates or scrip representing fractional Preferred Shares or book-entry credit of the same shall be issued upon the surrender of the Equity Interests for exchange. Any portion of the Merger Consideration payable in a fraction of a Preferred Share shall be rounded up to the nearest whole number.

(c) No Further Ownership Rights in the Equity Interest. From and after the Effective Time, the Equity Interests outstanding immediately prior to the Effective Time shall be cancelled and they shall cease to have any rights, except as otherwise provided for herein or by applicable Law.

(d) Withholding Taxes. Parent and the Surviving Company shall be entitled to deduct and withhold from the Merger Consideration payable to Bimini pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law; provided, however, that if Parent or Surviving Company intends to withhold any amount, Parent or Surviving Company, as applicable, shall provide reasonable advance written notice to Bimini of its intent to so withhold and a summary of the rationale for such withholding. Each of Parent and Surviving Company acknowledge that, as of the date hereof, neither it nor any of its affiliates has any knowledge that any amount is required to be withheld by Parent or Surviving Company from any portion of the Merger Consideration payable pursuant to this Agreement. To the extent that such amounts are so withheld by Parent or the Surviving Company such withheld amounts shall be treated for all purposes as having been paid to Bimini in respect of which such deduction and withholding was made by Parent or the Surviving Company, as the case may be, and such amounts shall be immediately, upon receipt, deposited with the applicable taxing authority.

1.5 Intentionally Omitted.

1.6 Articles of Organization and Governing Documents. At and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, the Articles of Organization of Merger Sub and the Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization and Operating Agreement of the Surviving Company then in effect and as set forth on Exhibit H attached hereto.

1.7 Directors and Officers; Lock Up.

(a) At the Effective Time, the Board of Directors of Parent shall be Robert E. Cauley, G. Hunter Haas, IV, W. Coleman Bitting, John B. Van Heuvelen, Frank P. Filipps, and Ava L. Parker. Robert E. Cauley shall initially serve as the Chairman of the Board of Parent, until his resignation or removal. Robert E. Cauley, at the Effective Time, shall be appointed the Manager of the Surviving Company. Each of the Parties shall take all necessary action to effectuate the provisions of this Section 1.7.

(b) Immediately following the Effective Time, the Board of Directors of Parent shall appoint and designate as officers of Parent: (i) Robert E. Cauley as President and Chief Executive Officer, (ii) G. Hunter Haas, IV as Secretary, Chief Financial Officer, Chief Investment Officer, and (iii) Jerry Sintes as Vice President and

Treasurer. At the Effective Time, the Board of Directors of Parent shall establish such committees as the Board of Directors of Parent shall determine.

(c) If, after the Effective Time, a vacancy shall exist on the Board of Directors or in any officer position of Parent, such vacancy may thereafter be filled in the manner provided by the Parent Organizational Documents (as defined herein) or the Law. In the event any of the individuals listed above is unable or unwilling to serve in the designated position at the Effective Time, Bimini shall select their replacement.

(d) Bimini shall enter into a “lock-up” agreement substantially in the form set forth in Exhibit B attached hereto (the “Bimini Lock Up Agreement”) with FWAC Holdings pursuant to which Bimini shall agree, for a period of one (1) year from the Effective Time, that Bimini shall neither, on its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Merger Consideration issued to Bimini; provided, however, that (i) in the event the holders of the Parent’s Ordinary Shares fail to approve the reincorporation (via a merger or otherwise) of the Parent as a corporation incorporated under the laws of Maryland (the “Reincorporation”) and for Parent to elect REIT status on or prior to January 1, 2013 at a duly convened meeting of Parent’s shareholders (provided that Bimini, or any permitted Person to whom Bimini transferred the Merger Consideration in compliance with the Bimini Lock Up Agreement, voted all of the Merger Consideration, on an as converted basis, in favor of the Reincorporation and REIT election at such meeting), then Bimini may sell or otherwise dispose of any or all of its portion of the Merger Consideration at any time on or after January 1, 2013, (ii) subject to the terms and conditions of the Preferred Shares, Bimini shall not be prohibited from converting any or all of its Preferred Shares into Ordinary Shares, and (iii) Bimini may transfer any or all of its Preferred Shares to a wholly-owned subsidiary of Bimini so long as such subsidiary agrees to execute and be subject to the Bimini Lock Up Agreement.

1.8 Certain Adjustments to Parent Capitalization.

If, between the date of this Agreement and the Effective Time, the outstanding Ordinary Shares are changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to Bimini the same economic effect as contemplated by this Agreement prior to such event.

1.9 Other Effects of the Merger.

The Merger shall have all further effects as specified in the applicable provisions of the MGCL and the Act.

1.10 Additional Actions.

If, at any time after the Effective Time, the Surviving Company or the Parent, as applicable, shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or Parent its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Company or Parent, as applicable, are authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or Parent or otherwise to carry out this Agreement.

1.11 Intentionally Omitted.

1.12 Claims and Escrow.

(a) As the sole remedy of the Parent and Parent Indemnified Parties for any reduction in Merger Consideration pursuant to Section 1.3(a) and the indemnification obligations of the Company and Bimini set forth in Section 6.3, if any, 14,187 Preferred Shares issued to Bimini as Merger Consideration (the “Claim Shares”) shall be applied to satisfy, or be reserved with respect to, any reduction in the Merger Consideration pursuant to Section 1.3(a) and the indemnification obligations of Bimini to the Parent Indemnified Parties (as hereafter defined) in connection with claims made pursuant to Section 6.3) (collectively, the “Parent Claims”) and such Claim Shares shall be placed in escrow pursuant to the terms of an escrow agreement mutually acceptable to FWAC Holdings, Parent, the Company, Bimini and the Exchange Agent (the “Escrow Agreement”). The Claim Shares shall no longer be subject to any Parent Claims after one (1) month after the audited financial statements of Parent for fiscal year 2012 shall have been completed (the “Claim Termination Date”), provided, however, that with respect to any Parent Claims that remain unresolved at the time of the Claim Termination Date and notice of which was properly and timely delivered pursuant to this Section 1.12 and Section 6.3, a portion of the Claim Shares reasonably necessary to satisfy such Parent Claims shall remain subject to the terms of the Bimini Lock Up Agreement and in escrow pursuant to the terms of the Escrow Agreement until such Parent Claim shall have been disposed pursuant to Section 6.3. With respect to any Parent Claims (and any satisfaction thereof), each Preferred Share shall be deemed to be valued at $101.829 per Preferred Share. In lieu of having its Claim Shares being applied to satisfy indemnifiable Damages payable with respect to a Parent Claim, Bimini shall have the right to pay cash in an amount equal to indemnifiable Damages payable to satisfy such Parent Claim and, upon payment of such amount, the corresponding number of Claim Shares shall be released from escrow to Bimini.

(b) The Parties hereby agree that FWAC Holdings shall be appointed as the Indemnified Representative (as defined in Section 6.3(e)) for Parent, as the attorney-in-fact for and on behalf of Parent, with respect to the this Section 1.12 and Section 6.3, and the taking by the FWAC Holdings of any and all actions and the making of any decisions required or permitted to be taken by it under this Section 1.12 and Section 6.3, including without limitation the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims, and (ii) resolve any indemnification claims. Accordingly, FWAC Holdings has the authority and power to act on behalf of Parent with respect to this Section 1.12 and Section 6.3 and the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to this Section 1.12 and Section 6.3. Parent will be bound by all actions taken by FWAC Holdings pursuant to this Section 1.12 and Section 6.3 and the Company, Bimini and/or the Exchange Agent shall only be required to acknowledge or act upon written communication signed by FWAC Holdings. Notwithstanding anything to the contrary contained herein, FWAC Holdings shall have no liability to any Party for any action taken or omitted to be taken under this Section 1.12 and Section 6.3, unless such liability is determined by a final and non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, recklessness or willful misconduct of FWAC Holdings. All reasonable expenses incurred by FWAC Holdings in performing its duties under this Section 1.12 and Section 6.3 shall be borne by Parent.

(c) From and after the Closing, Parent shall indemnify and hold harmless FWAC Holdings from and against any Damages (as defined hereinbelow) that FWAC Holdings may sustain, suffer or incur and that result from, arise out of or relate to any acts or omissions by FWAC Holdings solely in its capacity as the Indemnified Representative for Parent under this Agreement, provided, however, Parent shall be under no obligation under this paragraph to indemnify FWAC Holdings if it is determined by a final and non-appealable judgment by a court of competent jurisdiction that such Damage resulted from, arise out of or relate to the gross negligence, recklessness, or willful misconduct of FWAC Holdings.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Parent and Merger Sub are qualified by the Company disclosure schedules, which set forth certain disclosures concerning the Company (the “Company Disclosure Schedules”). Except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Company’s Certificate of Incorporation (the “Certificate”), the Company’s bylaws and other organizational documents, each as currently in effect. The Company is not in violation of any provision of the Certificate or its bylaws or other organizational documents.

For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as such Party is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which such Party conducts business that is material to the business of such Party, so long as such Party is not disproportionately affected thereby, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger or the other transactions contemplated hereby, (iv) any change in United States generally accepted accounting principles (“GAAP”) or interpretation thereof after the date hereof or (v) the execution and performance of or compliance with this Agreement.

2.2 Capitalization.

(a) The capital stock of the Company consists of common stock, $0.01 par value, 1,000,000 authorized, 154,110 issued and outstanding. Except for the 154,110 shares of common stock held by Bimini, no Equity Interests are issued and outstanding. All of the outstanding Equity Interests are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. None of the outstanding securities of the Company has been issued in violation of any foreign, federal or state securities Laws.

(b) There are no: (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Equity Interests or obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Equity Interests of, or other equity interest in, the Company, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interest or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Equity Interests.

(d) Except pursuant to the terms of the “Repo Agreements” included in the Company Material Contracts (as such term is defined in Section 2.14 of the Company Disclosure Schedule), no Indebtedness of the Company contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or (iii) the ability of the Company to grant any Encumbrance, on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs (other than Expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations under conditional sale or other title retention agreements relating to property purchased by the Company, (E) all obligations under leases required to be accounted for as capital leases under GAAP, (F) all obligations in respect of acceptances issued or created, (G) all liabilities secured by an Encumbrance on any property and (H) all guarantee obligations. As used in this Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Offer Documents submitted to Parent stockholders in connection with the transactions contemplated hereby and all other matters related to the consummation of the Merger.

(e) Except with respect to amounts paid pursuant to the Existing Management Services Agreement, the Company has not declared or paid any distribution or dividend in respect of the Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests, and the Board has not authorized any of the foregoing.

2.3 No Subsidiaries. The Company does not own, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person.

2.4 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the Board, and (ii) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5 Governmental Approvals. Except as set forth in Section 2.5 of the Company Disclosure Schedule, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority or agency, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (including the Merger), other than: (i) the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and the Act, (ii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) compliance with any applicable federal or state securities or Blue Sky Laws, (iv) pursuant to any other Laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), if applicable, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

2.6 No Violations. Except as set forth in Section 2.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby, and compliance by the Company with any of the provisions hereof, will not: (i) conflict with or violate any provision of the Certificate, bylaws or other organizational documents of the Company, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract to which the Company is a party or by which the Company’s assets are bound, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law, or equity, or any conditional sale contract, title retention contract or other contract (the “Encumbrances”), upon any of the properties, rights or assets of the Company that would reasonably be expected to have a Material Adverse Effect and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate any foreign, federal, state or local Order (as defined in Section 2.12), statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law“ and collectively, the “Laws“) to which the Company or any of the Company’s assets or properties is subject, except where such conflict, contravention or violation would not reasonably be expected to have a Material Adverse Effect. There exists no fact or circumstances, to the knowledge of the Company, which would reasonably be expected to impact on the Company’s ability to obtain any of the Consents set forth on Section 2.5 of the Company Disclosure Schedule, including any such Consents which must be obtained following the Effective Time.

2.7 Company Financial Statements.

(a) As used herein, the term “Signing Company Financials” means the Company’s (i) audited financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheets as of December 31, 2010 and December 31, 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for the periods November 24, 2010 (date operations commenced) to December 31, 2010 and the year ended December 31, 2011 and (ii) the reviewed (unaudited) financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheet as of March 31, 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the three month periods ended March 31, 2012 and March 31, 2011. As used herein, the term “Closing Company Financials” means the Company’s (i) audited financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheets as of December 31, 2010 and December 31, 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for periods November 24, 2010 (date operations commenced) to December 31, 2010 and the year ended December 31, 2011 and (ii) the reviewed (unaudited) financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheet as of June 30, 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the six month periods ended June 30, 2012 and June 30, 2011. As used herein, the term “Company Financials” means the Signing Company Financials and the Closing Company Financials. True and correct copies of the Signing Company Financials are attached hereto on Section 2.7(a) of the Company Disclosure Schedule. The Signing Company Financials (i) accurately reflect in all material respects the Company’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies (as of the dates thereof and for the periods therein) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the absence of audit adjustments in the case of the reviewed (unaudited) Signing Company Financials), (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the Securities and Exchange Commission (“SEC”) and mailings or other distributions to Parent’s shareholders as it relates to the Tender Offer, when filed, mailed or distributed, as applicable, will comply, in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation S-X and the published general rules and regulations of the SEC. Any Closing Company Financials delivered pursuant to the terms of this Agreement will, when delivered, (i) accurately reflect in all material respects the Company’s books and records as of the times and for the periods referred to therein, (ii) be prepared in accordance with GAAP methodologies (as of the dates thereof and for the periods therein) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of audit adjustments in the case of the reviewed (unaudited) Closing Company Financials), (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC and mailings or other distributions to Parent’s shareholders as it relates to the Tender Offer, when filed, mailed or distributed, as applicable, comply, in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

(b) The Company has disclosed in writing to Parent, the Company’s outside auditors and the Company’s Board of Directors any material fraud that, to the Company’s knowledge, has arisen that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) The Company has not received any material written complaint, allegation, assertion or claim from any Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. The Company has not received written notice from any Governmental Authority or any Person of any material violation of securities Laws by the Company or any of its officers, managers, directors or employees.

2.8 Absence of Certain Changes.

(a) Except as consented to in writing by Parent (and excluding the Merger and the transactions contemplated hereby) or reflected in the Company Financials, since December 31, 2011, the Company has conducted its businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 5.1 hereof if such action were to occur or be taken after the date of this Agreement, except for such action that would not have or reasonably be expected to have a Material Adverse Effect.

(b) Except as reflected in the Company Financials, since December 31, 2011, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect. The Company does not have any off-balance sheet arrangements.

2.9 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Company Financials, the Company has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2011 (except as may be reflected in the Company Financials) or that would not reasonably be expected to have a Material Adverse Effect.

2.10 Compliance with Laws.

(a) Since November 24, 2010 (the “Compliance Date”), the Company is in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. The Company is not in conflict with, or in default or violation of, nor since the Compliance Date has it received any notice of any conflict with, or default or violation of any applicable Law by which the Company, or any property or asset of the Company, is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

(b) There is no pending or, to the knowledge of the Company, threatened, proceeding or investigation to which the Company is subject before any Governmental Authority regarding whether the Company has violated in any material respect applicable Laws. The Company has not received written notice since the Compliance Date of any material violation of, or noncompliance with, any Law applicable to the Company, or directing the Company to take remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company have been asserted in writing by any Governmental Authority with respect to possible violations of any applicable Laws. Since the Compliance Date, the Company has timely filed or made all material reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, notices, filings and submissions are in material compliance (and materially complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any Governmental Authority with respect to any such reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

2.11 Regulatory Agreements; Permits.

(a) There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to the Company, or (iii) resolutions or policies or procedures adopted by the Company at the request of a Governmental Authority, that (A) limit in any material respect the ability of the Company to conduct its business as currently being conducted, (B) in any manner impose any requirements on the Company in respect of the provision of its products, services and/or business that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require the Company or any of its divisions to make capital contributions or make loans to another division or affiliate of the Company or (D) in any manner relate to the ability of the Company to pay dividends or otherwise materially restrict the conduct of business of the Company in any respect.

(b) The Company holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct its business as presently conducted and as contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the holding of such Company Permit, the failure of any of the Company Permits to be in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to have a Material Adverse Effect. The Company is not in violation of the terms of any Company Permit except to the extent such violation would not be expected to have a Material Adverse Effect.

(c) Each of the officers of the Company is in compliance with all applicable Laws requiring any registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to be in compliance or such liability or disability would not reasonably be expected to have a Material Adverse Effect.

2.12 Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have a Material Adverse Effect. The Company is in compliance with all Orders except where failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no material Action which the Company has pending against other parties.

2.13 Restrictions on Business Activities. There is no agreement or Order binding upon the Company which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Company as its business is currently conducted, any acquisition of property by the Company, the conduct of business by the Company as currently conducted, or restricting in any respect the ability of the Company from engaging in business as currently conducted or from competing with other parties, except where such agreement or Order would not reasonably be expected to have a Material Adverse Effect.

2.14 Material Contracts.

(a) Section 2.14 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which the Company is a party or by which the Company is bound as of the date hereof (each, a “Company Material Contract”) that:

(i) is described in the Company Financials for the year ended December 31, 2011;

(ii) would be required to be disclosed if the Company were a reporting company under the Exchange Act;

(iii) contains covenants that materially limit the ability of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Company or any of its affiliates): (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company upon notice of 60 days or less;

(iv) involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company, taken as a whole;

(v) involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(vi) relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(vii) was entered into by the Company and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, other than the acquisition or disposition of assets in the ordinary course of business;

(viii) by its terms calls for aggregate payments by the Company under such contract of more than $100,000;

(ix) is a “repo” contract, agreement, understanding or arrangement;

(x) with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, pursuant to which the Company has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(xi) involves any managers, directors, executive officers or key employees of the Company that cannot be cancelled by the Company within 60 days’ notice without liability, penalty or premium;

(xii) obligates the Company to provide indemnification or a guarantee in excess of $100,000;

(xiii) obligates the Company to make any capital commitment or capital expenditure (including pursuant to any joint venture);

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software Agreements”); or

(xv) provides for any confidentiality or standstill arrangements.

(b) With respect to each Company Material Contract: (i) each Company Material Contract is legal, valid, binding and enforceable in all material respects against the Company and, to the Company’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of such Company Material Contract against the Surviving Company and, to the Company’s knowledge, the other party thereto; (iii) the Company is not in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by the Company, or permit termination or acceleration by the other party, under any Company Material Contract; and (iv) to the Company’s knowledge, no other party to any Company Material Contract is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract.

2.15 Intellectual Property.

(a) The Company does not own or license any Intellectual Property, other than Intellectual Property licensed pursuant to Off-the-Shelf Software Agreements or as may be provided pursuant to that certain management agreement between the Company and Bimini Advisors, Inc, a Maryland corporation, dated December 1, 2010 (the “Existing Bimini Management Agreement”).

(b) For purposes of this Agreement, “Intellectual Property” means: (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates (collectively, “Patents”); (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith (collectively, “Trademarks”); (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works (collectively, “Copyrights”); and (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information.

2.16 Employee Benefit Plans.

(a) The Company does not have, and has never had, any employees except to the extent services by employees of affiliates of the Company are provided pursuant to the Existing Bimini Management Agreement. Except for the 2011 Equity Incentive Plan adopted by the Company on July 9, 2011, the Company does not sponsor, maintain or contribute to, any Benefit Plan (as defined below) and does not have any liability with respect to any Benefit Plan maintained, sponsored or contributed to by any ERISA Affiliate (as defined below). The 2011 Equity Incentive Plan has been adopted by the Company, however, no awards have ever been granted under such plan. For purposes of this Agreement,

(i) the term “Benefit Plan” means (a) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (b) loans to managers, officers, directors or other service providers other than advances for expense reimbursements incurred in the ordinary course of business; (c) securities option, securities stock purchase, phantom securities, securities appreciation right or equity-related compensation arrangement; (d) supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, relocation, cafeteria benefit (Code Section 125) or dependent care arrangement (Code Section 129), life insurance or accident insurance plans programs, agreements or arrangements; (e) bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements; (f) fringe benefit, perquisite or employee benefit plans, programs, policies or agreements or arrangements and (g) employment, consulting, change of control, retention, executive compensation, termination or severance plans, programs, policies, agreements or arrangements; and

(ii) the term “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either or alone or in combination with any other event or events, require the Company to (i) make any payment to any current or former director, consultant or other service provider (whether of severance pay, unemployment compensation, golden parachute or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute or increase benefits or an obligation to fund benefits with respect to any director, consultant or other service provider, (iii) increase the amount of compensation due any director, consultant or other service provider or (iv) make or provide any payment or benefit that the Company would be denied a federal income Tax deduction under Section 280G or Section 162(m) of the Code.

(c) The Company has no liability with respect to any of the following plans maintained by or contributed to by an ERISA Affiliate: (i) an employee pension benefit plan (within the meaning of Section 3(2) of ERISA that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) a multiemployer plan as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA or (iii) a multiple employer plan within the meaning of Section 4063 and 4064 of ERISA or Section 413(c) of the Code.

(d) All directors, consultants and other service providers of the Company are appropriately classified in all material respects as such under applicable Law and the Company is not in material violation of any applicable Law in connection with such classification or has not received notice of any possible violation of applicable Law with respect to such classification from any Governmental Authority.

2.17 Taxes and Returns.

(a) Since its formation, the Company has been treated as a disregarded entity of Bimini for U.S. federal income tax purposes. The Company has not been required to file and has not filed income Tax returns or reports in any jurisdiction. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims, assessments or audits against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Encumbrances with respect to any Taxes upon any of the Company’s assets, other than: (i) Taxes, the payment of which are not yet due, (ii) Taxes or charges being contested in good faith by appropriate proceedings, or (iii) Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(b) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(c) Since the Compliance Date, the Company has not: (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law or (ii) made, revoked or amended any material Tax election.

(d) For purposes of this Agreement, the term “Tax“ or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

2.19 Title to Properties; Assets. The Company does not own or lease any real or personal property, except as may be provided pursuant to the Bimini Management Agreement.

2.20 Environmental Matters.

(a) The Company is not the subject of any federal, state, local or foreign Order, judgment or written claim under any Environmental Law, and the Company has not received any written notice or claim, or entered into any negotiations or agreements with any Person under any Environmental Law, that has or would reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Company, the Company is in compliance with all applicable Environmental Laws, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of the Company, the Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under all applicable Environmental Laws.

(d) The Company holds and is in compliance with all permits, licenses or approvals required to conduct its business and operations under all applicable Environmental Laws, except where the failure to hold and be in compliance with such permit, license or approval would not reasonably be expected to have a Material Adverse Effect.

(e) The Company is not subject to any pending Order, judgment or written claim asserted or arising under any Environmental Law.

“Environmental Laws” means any Law relating to: (a) the protection, pollution, regulation, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge, emission or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance which is or contains: (a) any “hazardous substance” as defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (b) any “hazardous waste” defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (c) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (d) gasoline, diesel fuel, or other petroleum hydrocarbons; (e) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (f) polychlorinated biphenyls; (g) radon gas; (i) any substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5; and (j) any additional substances or materials which are classified or considered to be hazardous or toxic under any Environmental Laws and which: (1) requires reporting, investigation or remediation under Environmental Laws; (2) causes or threatens to cause a nuisance on or under any land, or on or in any improvements, owned or leased by the Company or any adjacent property or poses or threatens to pose a hazard to the health or safety of persons on or under such land, or on or in such improvements or adjacent property; or (3) which, if it emanated or migrated from such land or on or in the improvements, could constitute a trespass that poses a risk to human health.

2.21 Transactions with Affiliates. Section 2.21 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between the Company, on the one hand, and, on the other hand, any: (i) present or former employee, manager, officer or director of the Company, or any family member of any of the foregoing or (ii) record or beneficial owner of more than 5% of the Company’s outstanding capital stock as of the date hereof (each, a “Company Affiliate Transaction”).

2.22 Insurance. Section 2.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies, and their respective coverage amounts, premiums and deductibles, maintained by the Company, under which the Company is or was a named insured at any time within the last five (5) years. With respect to each current insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) the Company is not in any material respect, in breach of or default under, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and the Company knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

2.23 Books and Records. All of the books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom) or affiliates.

2.24 Bankruptcy. The Company has not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

2.25 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (i) in any Report on Form 6-K and any exhibits thereto filed with the Securities and Exchange Commission or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or any agreements ancillary hereto; (ii) in the Offer Documents; or (iii) in the mailings or other distributions to Parent’s or Bimini’s shareholders and/or prospective investors in the Surviving Entity following the Merger with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Parent or the Merger Sub.

2.26 Bimini Management Agreement. As of the date hereof, the Company is currently managed and advised by Bimini Advisors, Inc. pursuant to the Existing Bimini Management Agreement.

2.27 No Additional Representations. Parent and Merger Sub each acknowledges that neither the Company nor Bimini nor their respective officers, managers, directors, members or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company or Bimini or furnished or made available to the Parent or Merger Sub or any of their representatives, in each case except as expressly set forth in this Article II or Article III hereof, as applicable. Without limiting the foregoing, the Company and Bimini make no representation or warranty to Parent or Merger Sub with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or Bimini or the future business, future operations or future affairs of the Company or Bimini heretofore or hereafter delivered to or made available to Parent or Merger Sub or their respective representatives or affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BIMINI

Bimini hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Due Organization and Good Standing. Bimini is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Bimini is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Bimini has heretofore made available to Parent accurate and complete copies of Bimini’s Certificate of Incorporation, Bimini’s bylaws and other organizational documents, each as currently in effect. Bimini is not in violation of any provision of its Certificate of Incorporation or its bylaws or other organizational documents.

3.2 Authorization; Binding Agreement. Bimini has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger have been duly and validly authorized by the board of directors of Bimini and no other corporate proceedings on the part of Bimini are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bimini and constitutes the legal, valid and binding obligation of Bimini, enforceable against Bimini in accordance with its terms, except to the extent enforceability thereof may be limited by any Enforceability Exceptions.

3.3 Governmental Approvals. Except as set forth on Section 2.5 of the Company Disclosure Schedule, no Consent with any Governmental Authority, on the part of Bimini is required to be obtained or made in connection with the execution, delivery or performance by Bimini of this Agreement or the consummation by Bimini of the transactions contemplated hereby (including the Merger), other than: (i) the filing of the Articles of Merger with the the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and the Act, (ii) compliance with any applicable federal or state securities or Blue Sky laws, (iii) pursuant to any other Antitrust Laws, if applicable, and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

3.4 REIT. Bimini is organized in a manner consistent with the requirements for qualification and taxation as a REIT under the Code and Bimini intends to operate in a manner that will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Since its formation, the Company has been treated as either a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code or as a disregarded entity of Bimini.

3.5 Litigation. There is no Action pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of the Bimini, threatened against Bimini or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or would reasonably be expected to have a Material Adverse Effect on the Company. There is no Order binding against Bimini or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have a Material Adverse Effect on the Company.

3.6 Certain Employment Agreements. With respect to the employment agreement between Bimini and Robert E. Cauley, dated June 30, 2009, and the employment agreement between Bimini and G. Hunter Haas IV, dated June 30, 2009 (each, an “Employment Agreement”): (i) each Employment Agreement is legal, valid, binding and enforceable in all material respects against Bimini and to Bimini’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of any Employment Agreement and, to the Bimini’s knowledge, the other party thereto; (iii) Bimini is not in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by Bimini, or permit termination or acceleration by the other party, under any Employment Agreement; and (iv) to Bimini’s knowledge, no other party to any Employment Agreement is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by Bimini, under such Employment Agreement.

3.7 No Additional Representations. Parent and Merger Sub each acknowledges that neither the Company nor Bimini nor their respective officers, managers, directors, members or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company or Bimini or furnished or made available to the Parent or Merger Sub or any of their representatives, in each case except as expressly set forth in Article II hereof or this Article III, as applicable. Without limiting the foregoing, the Company and Bimini make no representation or warranty to Parent or Merger Sub with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or Bimini or the future business, future operations or future affairs of the Company or Bimini heretofore or hereafter delivered to or made available to Parent or Merger Sub or their respective representatives or affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to the Company are qualified by the Parent Disclosure Schedule, which sets forth certain disclosures concerning Parent and Merger Sub (the “Parent Disclosure Schedule”). Except as disclosed in the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Due Organization and Good Standing. Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, as applicable, and has all requisite corporate or limited liability, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Parent has heretofore made available to Company accurate and complete copies of Parent’s Seventh Amended and Restated Memorandum and Articles of Association (the “Charter”) and bylaws (collectively, the “Parent Organizational Documents”) and the equivalent organizational documents of Merger Sub (the “Merger Sub Organizational Documents”), each as currently in effect. Neither Parent nor Merger Sub is in violation of any provision of the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable.

4.2 Capitalization of Parent.

(a) The authorized share capital of Parent consists of an unlimited number of Ordinary Shares, no par value, 1,000,000 Class A Preferred Shares, no par value, 1,000,000 Class B preferred shares, no par value, 1,000,000 Class C preferred shares, no par value, 1,000,000 Class D preferred shares, no par value, and 1,000,000 Class E preferred shares, no par value. As of the date hereof, (i) 2,869,375 Ordinary Shares, (ii) 4,295,500 warrants to purchase 4,295,500 Ordinary Shares (the “Warrants”), and (iii) no preferred shares are issued and outstanding. As of the date hereof, options to purchase 88,000 units (the “Units”) (each consisting of one Ordinary Share and one warrant to purchase one Ordinary Share, for a total of 88,000 Ordinary Shares and warrants to purchase 88,000 Ordinary Shares), issued to Rodman & Renshaw, representative of the underwriters (the “Underwriter”) of the Parent’s initial public offering consummated on December 15, 2010 (the “IPO”), are issued and outstanding (collectively, the “Option Securities”). There are 573,875 Ordinary Shares and 2,000,000 Warrants held of record by Parent’s founder and sponsor, FWAC Holdings. Additionally, there are 50,000 Ordinary Shares and 50,000 Warrants held by Mr. Gilbert H. Lamphere, Parent’s Chairman of the Board. All outstanding Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the British Virgin Islands Companies Act”, the Parent Organizational Documents or any contract to which Parent is a party. None of the outstanding securities of the Parent has been issued in violation of any foreign, federal or state securities Laws.

(b) All of the Warrants issued and outstanding have a cashless exercise feature, subject to certain provisions, and each of the Warrants has an exercise price of $11.00. Upon exercise of any of the Warrants, the cash paid for the exercise price will be paid directly to the Parent. By way of example, if 4,295,500 Warrants are exercised after the Closing, the Parent will receive aggregate proceeds from such exercise in the amount of $47,250,500. The options to purchase 88,000 Units have an exercise price of $12.50 per Unit, while each warrant which underlies the Unit has an exercise price of $11.00.

(c) Except for the Warrants and Option Securities, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Ordinary Shares or obligating Parent or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Ordinary Shares or securities convertible into or exchangeable for such shares, or obligating the Parent or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Ordinary Shares. Other than the Tender Offer, there are no outstanding obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any Ordinary Shares of Parent or any common stock or other equity interest of Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

(d) There are no shareholders or members agreements, voting trusts or other agreements or understandings to which Parent or Merger Sub is a party with respect to the voting of any equity interest or the capital stock or equity interests of Parent or any Merger Sub other than as listed in Section 4.2(d) of Parent Disclosure Schedule.

(e) No Indebtedness of the Parent or Merger Sub contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Parent or Merger Sub or (iii) the ability of Parent or Merger Sub to grant any Encumbrance on its properties or assets.

(f) Since the date of Parent’s formation, and except as contemplated by this Agreement, Parent has not declared or paid any distribution or dividend in respect of the Ordinary Shares and has not repurchased, redeemed or otherwise acquired any Ordinary Shares, and Parent’s Board has not authorized any of the foregoing.

4.3 Merger Sub.

(a) Each of the outstanding membership interests (the “Membership Interests”), of Merger Sub is owned by Parent, free and clear of all Encumbrances and is not subject to or issued in violation of any provision of the Act, the Merger Sub Organizational Documents or any contract to which Merger Sub is a party. There are no other outstanding securities or equity interests of Merger Sub other than the Membership Interests. None of the Membership Interests of Merger Sub has been issued in violation of any foreign, federal or state securities Laws.

(b) Except for 100% of the Membership Interests, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person and Merger Sub does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued equity securities of Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or equity securities or securities convertible into or exchangeable for such shares, or obligating the Parent or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity securities. There are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any common stock or other equity interest or membership interest of Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

(d) Since the date of Merger Subs’ formation, Merger Sub has not declared or paid any distribution or dividend in respect of its equity securities and has not repurchased, redeemed or otherwise acquired any of its equity securities, and neither Merger Sub’s board of managers or sole member has authorized any of the foregoing.

(e) Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder. Merger Sub was incorporated solely for the consummation of the transactions contemplated hereby.

4.4 Authorization; Binding Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the Board of Directors of Parent and the sole member and board of managers of Merger Sub, and (ii) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby and thereby (including the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.5 Governmental Approvals.

(a) No Consent of or with any Governmental Authority on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) such filings as are contemplated by this Agreement and pursuant to the Merger, (ii) such filings as may be required by the Securities Act and Exchange Act or any foreign or state securities regulations, (iii) pursuant to Antitrust Laws, and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by Parent or Merger Sub of this Agreement and the transactions contemplated hereby, and the consummation of the Merger, do not and will not require any material registration with, Consent or approval of, or notice to or other action to, with or by, any Governmental Authority.

4.6 No Violations. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and compliance by Parent and Merger Sub with any of the provisions hereof, will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Parent Material Contract to which Parent or Merger Sub is a party or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect. There exists no fact or circumstances, to the knowledge of Parent or Merger Sub, which would reasonably be expected to impact on the Parent or Merger Sub’s ability to obtain any of the Consents set forth on Section 4.5 of the Parent Disclosure Schedule, including any such Consents which must be obtained following the Effective Time.

4.7 SEC Filings and Parent Financial Statements.

(a) Parent, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Parent with the SEC under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Section 4.7 of the Parent Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through EDGAR for at least two (2) days prior to the date of this Agreement, Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Parent’s Annual Reports on Form 20-F for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Current Reports on Form 6-K for each fiscal quarter that Parent filed Current Reports on Form 6-K to disclose its quarterly financial results in each of the fiscal years of Parent referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 4.7) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”) and (vi) all certifications and statements required by (w) Rules 13a-14 or 15d-14 under the Exchange Act, and (x) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) above (collectively, the “Certifications”). The Parent SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of Parent SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Parent SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and Merger Sub is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the Parent Board (x) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Since June 25, 2010, Parent’s Board of Directors has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding the financial accounting or auditing methods, principles or practices of Parent. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (the “Parent Financials”) fairly present in all material respects the consolidated financial position and the results of operations, changes in shareholders’ equity, and cash flows of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent. Section 4.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by the Parent’s auditors for Parent and Merger Sub since the date of such entity’s formation and the fees paid for such services; further, all such non-audit services were approved by the Board of Directors of Parent. Neither Parent nor Merger Sub has any off-balance sheet arrangements. The Parent Financials, to the extent required for inclusion in the filings with the SEC and mailings or other distributions to the Parent’s shareholders as they relate to the Tender Offer, will comply in all material respects with the Exchange Act, Regulation S-X , Regulation S-K and the published general rules and regulations of the SEC.

(c) Neither Parent nor Merger Sub has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices. Neither Parent or Merger Sub has received written notice from any Governmental Authority or any Person of any material violation of securities laws by Parent or Merger Sub or any of their officers, managers, directors or employees.

(d) To the knowledge of Parent, as of the date hereof, there are no: (i) SEC inquiries or investigations pending or threatened or (ii) other governmental inquiries or investigations or internal investigations pending or threatened, in each case, regarding any accounting practices of Parent, except, in the case of clause (ii), such inquiries or investigations that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Parent.

(e) Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(f) To the extent complete and correct copies are not available on the SEC’s website, Parent has made available to Bimini and the Company copies of all comment letters received by Parent from the SEC since June 25, 2010 through the date hereof and relating to the Parent SEC Filings, together with all written responses of Parent thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Filings. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the OTC Bulletin Board.

4.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Parent Financials, neither the Parent nor Merger Sub has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since June 25, 2010 (date of inception) in the ordinary course of business.

4.9 Compliance with Laws. Parent and Merger Sub are each in compliance with all Laws applicable to them and the conduct of their respective businesses as currently conducted and as proposed to be conducted following consummation of the Merger. Neither the Parent nor Merger Sub is in conflict with, or in default or violation of, nor since June 25, 2010 (date of inception) have either of them received any notice of any conflict with, or default or violation of, (A) any applicable Law by which Parent or Merger Sub or any their respective property or assets is bound or affected, or (B) any Parent Material Contract to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub or any property, asset or right of the Parent or Merger Sub is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to be material to the Parent or Merger Sub. Notwithstanding the generality of the foregoing, (x) since June 25, 2010 (date of inception), the Parent and Merger Sub have given or made all required notices, submissions, reports or other filings under applicable Laws and (y) all contracts, agreements, arrangements and transactions in effect between the Parent, Merger Sub and any affiliate are in compliance in all material respects with the requirements of all applicable Laws. There is no pending or, to the knowledge of Parent, threatened proceeding or investigation to which Parent or Merger Sub is subject before any Governmental Authority regarding whether Parent or Merger Sub has violated in any material respect any applicable Laws. Neither Parent nor Merger Sub has received notice since June 25, 2010 (date of inception) of any material violation of, or noncompliance with, any Law applicable to Parent or Merger Sub or directing Parent or Merger Sub to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of Parent or Merger Sub have been asserted by any Governmental Authority with respect to possible violations of any applicable Laws. Since June 25, 2010 (date of inception), Parent and Merger Sub have timely filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to Parent or Merger Sub with any Governmental Authority that have not been remedied.

4.10 Regulatory Agreements; Permits; Qualifications.

(a) There are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Parent or Merger Sub is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to the Parent or Merger Sub or any property or asset owned by such party, or (3) resolutions or policies or procedures adopted by the Parent or Merger Sub at the request of a Governmental Authority, that (A) limit in any material respect the ability of the Parent or Merger Sub to conduct its business as currently being conducted, (B) in any manner impose any requirements on Parent or Merger Sub in respect of the provision of their respective products, services and/or business that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require the Parent or Merger Sub or any of their divisions to make capital contributions or make loans to another division or affiliate of either Parent or Merger Sub, or (D) in any manner relate to the ability of Parent or Merger Sub to pay dividends or otherwise materially restrict the conduct of business of the Parent or Merger Sub in any respect.

(b) Parent and Merger Sub hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to have a Material Adverse Effect. Section 4.10(b) of the Parent Disclosure Schedule sets forth each Parent Permit. The Parent and Merger Sub are not in violation in any material respect of the terms of any Parent Permit.

(c) No investigation, review or market conduct examination by any Governmental Authority with respect to the Parent or Merger Sub, or any affiliate thereof, is pending or, to the knowledge of Parent, threatened, nor does the Parent have knowledge of any Governmental Authority’s intention to conduct any such investigation or review.

4.11 Absence of Certain Changes.

(a) Except as set forth in Section 4.11(a) of the Parent Disclosure Schedule or as consented to in writing by Company (and excluding the Merger and the other transactions contemplated hereby), since their respective dates of incorporation, Parent and Merger Sub have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 5.6 if such action were to occur or be taken after the date of this Agreement.

(b) Except as contemplated by this Agreement or set forth clearly and definitively in the Parent SEC Reports, since their respective dates of incorporation or organization, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect. Neither Parent nor Merger Sub has any off balance sheet arrangements.

4.12 Taxes and Returns.

(a) Parent has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Tax Returns”) or required to be filed by it or Merger Sub (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Section 4.12 of the Parent Disclosure Schedule sets forth each jurisdiction where the Parent or Merger Sub files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Parent or Merger Sub in respect of any Tax, and neither the Parent nor Merger Sub has been notified in writing of any proposed Tax claims or assessments against the Parent or Merger Sub (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Encumbrances with respect to any Taxes upon any of the Parent’s or Merger Sub’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Neither the Parent nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Parent or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Since the formation of Parent on June 25, 2010, (i) neither Parent nor Merger Sub has engaged in a trade or business in the United States for U.S. federal income tax purposes and (ii) Parent has recognized less than $100,000 in taxable income. Merger Sub is, and has since its inception been, treated as a disregarded entity of Parent for U.S. federal income tax purposes.

(b) Neither the Parent nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Parent is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c) Neither the Parent nor Merger Sub is or has (i) ever been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Parent is or was the common parent corporation.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, neither Parent nor Merger Sub has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e) The Parent is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(f) Neither the Parent nor Merger Sub participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(g) Neither the Parent nor Merger Sub has taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h) Since the date of formation of Parent on June 25, 2010, neither the Parent nor Merger Sub have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(i) The Parent’s taxable year ends on June 30 and accounting year ends on December 31.

4.13 Restrictions on Business Activities. There is no agreement or Order binding upon the Parent or Merger Sub which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Parent or Merger Sub as their businesses are currently conducted, any acquisition of property by the Parent or Merger Sub, the conduct of business by the Parent or Merger Sub as currently conducted, or restricting in any material respect the ability of the Parent or Merger Sub from engaging in business as currently conducted by each of them or from competing with other parties.

4.14 Employee Benefit Plans. Parent does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

4.15 Employee Matters. Parent currently has one employee, Mr. Vivek Selot, who serves as Director of Business Development. To date, Mr. Selot has not received any compensation for his role as Director of Business Development and is not owed any compensation in any capacity. Mr. Selot has no arrangement or agreement with the Parent that would obligate the Parent to provide him with compensation of any kind resulting from the termination of his employment for any reason. No officer of Parent has received any compensation in his or her capacity as an officer of Parent. Merger Sub does not have any employees.

4.16 Material Contracts.

(a) Except as set forth on Section 4.16(a) of the Parent Disclosure Schedule, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Sub may be bound, subject or affected, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by Parent or Merger Sub on less than 60 days’ prior notice without payment of a penalty or termination fee (the “Parent Material Contracts”). All Parent Material Contracts have been made available to the Company other than those that are exhibits to the Parent SEC Reports (only to the extent such exhibits are on EDGAR).

(b) With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against the Parent or the Merger Sub and, to the Parent’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) neither Parent nor Merger Sub is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or Merger Sub, or permit termination or acceleration by the other party, under the Parent Material Contract; and (iv) to the Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or Merger Sub, under any Parent Material Contract.

4.17 Litigation. There is no Action pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such). There is no Order against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such). There is no material Action that Parent or Merger Sub has pending against other parties. Parent and Merger Sub are in compliance with all Orders unless failure to do so would be reasonably expected to have a Material Adverse Effect.

4.18 Transactions with Affiliates. Section 4.18 of the Parent Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or Merger Sub, on the one hand, and, on the other hand, any (i) present or former director, officer, employee or affiliate of either Parent or Merger Sub, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than 5% of the Parent’s outstanding Ordinary Shares as of the date hereof (each, a “Parent Affiliate Transaction”).

4.19 Investment Company Act. Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.20 Books and Records. All of the books and records of the Parent and Merger Sub are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of Parent and Merger Sub are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Parent or its accountants (including all means of access thereto and therefrom).

4.21 Finders and Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

4.22 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in (a) any Report on Form 6-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the mailings or other distributions to Parent’s shareholders, including the Offer Documents, or any amendment thereto, will, when filed, mailed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based solely on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents. None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures shall, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company.

4.23 Trust Fund.

(a) Parent has, and since January 25, 2011, Parent has had, at least $23,374,786 (the “Minimum Trust Amount”) in a trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”), invested in U.S. government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee“) pursuant to the Investment Management Trust Account Agreement, dated as of December 9, 2010, between Parent and Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee and disbursement from the Trust Account by the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account in accordance with this Agreement; provided, however, that, in each case subject to Section 8.4, the liabilities and obligations of Parent and Merger Sub due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of Parent holding Ordinary Shares in the IPO who shall have properly tendered and not validly withdrawn their Ordinary Shares in the Tender Offer pursuant to Parent’s Charter and which Ordinary Shares have been accepted for payment by the Parent, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under any Antitrust Laws, (iii) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Parent and/or any subsidiary of Parent or, in accordance with Section 8.4, the Company in connection with efforts to effect the Merger; provided, further, that, after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein, the remaining monies in the Trust Fund shall, as a result of the Merger, become an asset of Parent at and after the Effective Time.

(b) As of the Effective Time, those obligations of Parent to dissolve or liquidate within a specified time period as contained in the Charter will terminate, and effective as of the Effective Time, Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger, and following the Effective Time no Parent shareholder shall be entitled to receive any amount from the Trust Account except, with respect to the Trust Account, only, to the extent such shareholder properly exercised his right to redeem such shareholder’s Ordinary Shares for cash pursuant to the Tender Offer and the Charter.

4.24 Intellectual Property. Parent and Merger Sub do not own, license or otherwise have any right, title or interest in any Intellectual Property.

4.25 Real Property. Neither Parent nor Merger Sub owns or leases any real or personal property.

4.26 Environmental Matters. Except for such matters that are not reasonably expected to have a Material Adverse Effect, Parent and Merger Sub: (i) have, to the knowledge of Parent, complied with all applicable Environmental Laws; (ii) have not received any notice, demand, letter, claim or request for information alleging that Parent or Merger Sub may be in violation of or liable under any Environmental Law; and (iii) are not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

4.27 Insurance. Set forth on Section 4.27 of the Parent Disclosure Schedule is a complete list of all liability insurance coverage maintained by Parent and Merger Sub which coverage is in full force and effect.

4.28 Bankruptcy. Neither Parent nor Merger Sub has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

4.29 OTC Bulletin Board Quotation. The Ordinary Shares, Units and the Warrants are quoted on the Over-the-Counter Bulletin Board. There is no Action pending, or to the Parent’s knowledge, threatened against Parent by the Over-the-Counter Bulletin Board or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of the Ordinary Shares.

4.30 Registration of the Ordinary Shares and the Warrants. The Ordinary Shares, Units and the Warrants are registered pursuant to Section 12(g) of the Exchange Act, and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Ordinary Shares, Units and the Warrants under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such registration requirements.

4.31 No Additional Representations. The Company acknowledges that neither Parent, Merger Sub or their respective officers, managers, directors, members or shareholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company and any of their representatives, in each case except as expressly set forth in this Article IV. Without limiting the foregoing, Parent and Merger Sub make no representation or warranty to the Company with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or the future business, future operations or future affairs of Parent heretofore or hereafter delivered to or made available to the Company or their respective representatives or affiliates.

4.32 Board Approval; Tender Offer. The Board of Directors of Parent has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the shareholders of Parent, and (iii) determined that the Merger constitutes a “Business Transaction” as such term is defined in the Parent’s Charter. Assuming no more than 825,000 Ordinary Shares (excluding shares owned by FWAC Holdings) shall have been validly tendered and not validly withdrawn in the Tender Offer in accordance with Section 6.5(a), no other action on the part of Parent’s shareholders is required to consummate the Merger and upon consummation of the Merger, Articles 11.2.2 and 24.1 through 24.7 of Parent’s Charter shall no longer be applicable.

ARTICLE V

COVENANTS

5.1 Conduct of Business of the Company.

(a) Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule: (i) the Company shall conduct its business, in all material respects, in the ordinary course of business consistent with past practice and (ii) the Company shall use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, key employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets.

(b) Without limiting the generality of the foregoing clause (a), except as set forth on Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, other than as contemplated hereby and in this Agreement, the Company will not (except as specifically contemplated by the terms of this Agreement), without the prior written consent of Parent (such consent not to be unreasonably withheld) except in the ordinary course of business, consistent with past practices:

(i) amend, waive or otherwise change, in any respect, its Certificate, bylaws, or other organizational documents or enter into any stockholder, partnership or other agreement;

(ii) authorize for redemption or issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any Equity Interest, any shares of capital stock or other securities or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Equity Interests, any shares of capital stock or other securities or other equity interests, including any securities convertible into or exchangeable for Equity Interests;

(iii) split, combine, recapitalize or reclassify any of its Equity Interests or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its Equity Interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Interests;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person, other than in the ordinary course of business consistent with past practice;

(v) increase the wages, salaries or compensation of any of its current or former consultants, officers, managers, directors or employees by more than five percent (5%), or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Company Benefit Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, manager, director or employee, in each case other than in the ordinary course of business consistent with past practice (but in no event to exceed $100,000 per year) or other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan or Company Material Contract in effect on the date of this Agreement;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(vii) other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000 per year), transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses, or disclose to any Person who has not entered into a confidentiality agreement any material trade secrets;

(viii) other than in the ordinary course of business consistent with past practice, terminate or waive or assign any material right under any Company Material Contract or enter into any contract (A) involving amounts potentially exceeding $100,000 per year, (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less (in the event any such contract is entered into, Company will, within seven (7) days of execution of same, provide a fully executed copy thereof to Parent);

(ix) establish any subsidiary or enter into any new line of business;

(x) make aggregate capital expenditures in excess of $100,000;

(xi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company in an amount and scope of coverage as are currently in effect;

(xiii) other than as required to be in compliance with SEC rules and regulations or with GAAP, or as approved by the Company’s outside auditors, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xiv) waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Company Financial Statements;

(xv) close or materially reduce the Company’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s facilities other than in the ordinary course of business;

(xvi) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000);

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the Equity Interests;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any Consent of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into any material contract or otherwise take any material action with respect to (A) any real estate transaction or (B) the opening or construction of any additional facilities or locations;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction, other than those contracts identified on Section 2.14 of the Company Disclosure Schedules which are identified as “to be terminated as of the Effective Time” therein; or

(xxiv) authorize or agree orally or in writing to do any of the foregoing actions.

5.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Effective Time, Parent, Merger Sub, Bimini and the Company shall give, and shall direct its accountants and legal counsel to give, Parent, Merger Sub, Bimini, the Company or their its Representatives, at reasonable times and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to such party and its subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as the requesting party or its Representatives may reasonably request regarding such party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to the other party prior to the date hereof) and instruct such party’s Representatives to cooperate with the requesting party in its investigation (including by reading available independent public accountant’s work papers) and to provide a copy of each material report, schedule and other document filed or received pursuant to the requirements of applicable securities Laws; provided that the requesting party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the party providing such information.

(b) All information obtained by the Company, on the one hand, and Parent or Merger Sub, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Mutual Non-Disclosure Agreement, dated as of June 24, 2012, between Parent and the Company (the “Confidentiality Agreement”).

5.3 No Solicitation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group, at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company, Parent or Merger Sub on the one hand and any third party on the other hand or acquisition or purchase of assets of or by the Company, Parent or Merger Sub representing 50% or more of such Person’s assets or business. Without limiting the foregoing, the term Acquisition Proposal includes any inquiry, proposal or offer by Parent, Merger Sub, or the Company or any indication of interest in making an offer or proposal by Parent, Merger Sub, or the Company to any third-party at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions with Parent, Merger Sub, the Company or any of their respective affiliates.

(b) In order to induce the Company and the Parent to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, from the date hereof until September 9, 2012 (provided, however, such date shall be extended through December 9, 2012 in the event Parent is able to obtain shareholder approval to extend the corporate existence of the Parent), neither the Company nor the Parent or Merger Sub shall (unless otherwise required by applicable Law), directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, manager, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person (collectively, the “Representatives”) to: (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding the Company, the Parent, Merger Sub or the Merger to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage, participate in or continue discussions or negotiations with any Person or group with respect to, or which could reasonably be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company or Parent, the approval of this Agreement or the Merger or the recommendation by the Board of Directors of the Company or Parent that its respective shareholders adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vii) release any third party from, or waive any provision of, any confidentiality agreement to which the Company or Parent or Merger Sub is a party (except as may be permitted pursuant to the Confidentiality Agreement); or (viii) recommend, entice or encourage any holder of the Parent Ordinary Shares to tender any of such shares during the Tender Offer. Without limiting the foregoing, each Party agrees it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 5.3 if done by such Party. Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 5.3.

(c) Each Party shall notify the other Parties hereto promptly (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of: (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Parties hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. From and after the date of this Agreement, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Acquisition Proposal and shall direct, and use its commercially reasonable efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

(d) Nothing in this Section 5.3 shall be deemed to prohibit either Party from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the board of directors of a Party receiving an Acquisition Proposal, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by such Party that merely describes the receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that such Party is discussing or evaluating such Acquisition Proposal, or any “stop, look and listen” communication by such Party’s board of directors pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to its shareholders, shall not constitute a change of such Party’s board of directors’ recommendation.

(e) Notwithstanding anything to the contrary in this Section 5.3, a Party may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer (a “Proposal”) regarding an Acquisition Proposal, if such Party’s board of directors has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), that such Proposal constitutes a Superior Proposal, or is reasonably likely to result in a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be such Party’s regularly engaged independent legal counsel), that, in light of such Acquisition Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations under applicable Law, (iii) provided written notice to the other Parties hereto of its intent to furnish information or enter into discussions with such person at least three (3) Business Days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to such Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting such Party from satisfying its obligations under this Agreement).

(f) Except as set forth in this Section 5.3, neither the board of directors of a Party receiving a Superior Proposal (the “Receiving Board”) nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other Parties, the recommendation by Receiving Board that its stockholders adopt this Agreement (a “Change in the Recommendation”) or approve or recommend, or cause or permit such Party to enter into any letter of intent, agreement or obligation with respect to, any Acquisition Proposal. Notwithstanding the foregoing, if the Receiving Board determines, in its good faith judgment and after consultation with independent legal counsel (who may be such Party’s regularly engaged independent legal counsel), that it is required to make a Change in the Recommendation to comply with its fiduciary obligations to its stockholders under applicable Law, the Receiving Board may recommend a Superior Proposal, but only (i) after providing written notice to the other Parties (a “Notice of Superior Proposal”) advising the other Parties that the Receiving Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and indicating that the Receiving Board intends to effect a Change in the Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if the other Parties do not, within five (5) Business Days of receipt of the Notice of Superior Proposal, make an offer that the Receiving Board determines, in its good faith judgment to be at least as favorable to its stockholders as such Superior Proposal. Any disclosure that the Receiving Board may be compelled to make with respect to the receipt of a proposal or offer for an Acquisition Proposal or otherwise in order to comply with its fiduciary obligations to its stockholders under applicable Law will not constitute a violation of this Agreement; provided that such disclosure states that no action will be taken by the Receiving Board in violation of this Section 5.3(f).

(g) For the purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) on terms which the board of directors of the recipient of the Superior Proposal has determined in its good faith judgment are more favorable to the stockholders of such party if consummated in accordance with its terms from a financial point of view than the transactions contemplated by this Agreement, after consultation with its respective legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, conditions to consummation, timing and other aspects of such proposal and this Agreement (taking into account any modifications to this Agreement that the other Party proposes to make), and taking into account the identity of the Person making such Acquisition Proposal and the likelihood of consummation of such Acquisition Proposal.

5.4 Takeover Laws. Notwithstanding any other provision in this Agreement, if any “fair price”, “business combination”, “moratorium”, “control share acquisition” or similar anti-takeover Law (collectively, “Takeover Law”) may become, or may purport to be, applicable to the transactions contemplated by this Agreement, the Company and the members of its Board, or the Parent and the members of its Board of Directors, as applicable, will grant such approvals and take such actions as are necessary so the transactions contemplated by this Agreement may be consummated promptly on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

5.5 Shareholder Litigation. Parent shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, any stockholder litigation against Parent, its managers, directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s consent.

5.6 Conduct of Business of Parent and Merger Sub.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the terms of this Agreement: (i) Parent and Merger Sub shall conduct their respective business in, and shall not take any action other than in, the ordinary course of business consistent with past practice, (ii) Parent and Merger Sub shall use commercially reasonable efforts to continue to maintain, in all material respects, their respective assets, properties and rights in accordance with present practice in a condition suitable for their current use, and (iii) Parent and Merger Sub shall use commercially reasonable efforts consistent with the foregoing to conduct the business of Parent and Merger Sub in compliance with applicable Laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Parent pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and to preserve intact the business organization of Parent.

(b) Without limiting the generality of the foregoing clause (a), during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub will (except as specifically contemplated by this Agreement), without the prior written consent of the Company (such consent not to be unreasonably withheld):

(i) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Ordinary Shares (including upon exercise of any outstanding option, warrant or similar right to acquire such Ordinary Shares), any other shares of capital stock or other securities or equity interests, including any securities convertible into or exchangeable for Ordinary Shares or equity interest of any class and any other equity-based awards or alter in any way its outstanding securities or make any changes in outstanding shares of capital stock or its capitalization, whether by means of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or agree to register under the Securities Act any capital stock of Parent or Merger Sub;

(ii) declare, pay or set aside any dividend;

(iii) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person or subject any of its assets, properties or rights, or any part thereof to any Encumbrances or other limitation or restriction;

(iv) make any change in any Parent Organizational Documents or any Merger Sub Organizational Documents;

(v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or other ownership interests of Parent or Merger Sub;

(vi) except in the ordinary course of business consistent with past practice, acquire, lease or sublease any material tangible assets, raw material or properties (including real property);

(vii) enter into any Benefit Plan or any employment, severance, or change of control agreement;

(viii) make capital expenditures in excess of $50,000, or commit to make capital expenditures for any period following the Effective Time;

(ix) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(x) enter into any transaction that could cause Parent, the Company or Merger Sub to be treated as engaged in a trade or business in the United States for U.S. Federal income tax purposes;

(xi) other than in the ordinary course of business consistent with past practice or as contemplated hereunder, or for legal, accounting, fairness opinion and other fees to be incurred in connection with the transactions contemplated hereunder, terminate or waive or assign any material right under any Parent Material Contract or enter into any contract (A) involving amounts potentially exceeding $50,000, (B) that would be a Parent Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less (in the event any such contract is entered into, Parent will, within seven (7) days of execution of same provide a fully executed copy thereof to Company);

(xii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xiii) establish any subsidiary (other than as contemplated hereby) or enter into any new line of business;

(xiv) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Parent and Merger Sub in an amount and scope of coverage as are currently in effect;

(xv) revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by the Parent’s outside auditors;

(xvi) waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent or Merger Sub) not in excess of $50,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Parent financial statements included in the Parent SEC Reports;

(xvii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Parent Affiliate Transaction;

(xxiii) enter into any agreement, understanding or arrangement with respect to the voting of the capital equity of the Merger Sub; or

(xxiv) authorize or agree to do any of the foregoing actions.

(c) Subject to the prior written consent of the Company and notwithstanding anything to the contrary contained in this Agreement, and subject to compliance with applicable Laws, Parent and its affiliates shall be permitted to agree to issue securities, a dividend (in cash, shares or other securities) or other rights following the completion of the Merger to the holders of Ordinary Shares who do not tender their Ordinary Shares in the Tender Offer.

5.7 Market Standoff Agreement. Prior to the Closing, none of the Company or any officer, director, stockholder or affiliate of the Company shall sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Parent without the prior written consent of Parent.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Notification of Certain Matters. Each of Parent and the Company shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger or as a result of the transactions contemplated hereby) or any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Merger or as a result of the transactions contemplated hereby); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals, and the satisfaction, but not the waiver, of the Closing conditions set forth in Article VII), and to comply promptly with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(b) Each of Parent and Parent’s subsidiaries, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.2(a) and (b)): (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities, requests for approval of the transactions contemplated by this Agreement (including the Merger) and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement, and (ii) each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall give prompt written notice if such Party receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice, shall promptly furnish the other Party with a copy thereof. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for representatives to be present for such hearing or meeting.

(d) In furtherance and not in limitation of the covenants of the Parties contained in Sections 6.2(a), (b) and (c), if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and the Company shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

(e) In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and the Company shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub, the Company or any of their respective affiliates to take any action or commit to take any action, or consent or agree to any condition, restriction or undertaking requested or imposed by any Governmental Authority, whether in connection with obtaining any Requisite Regulatory Approval or otherwise, if, in the good faith determination of Parent or the Company, respectively, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent or Company reasonably expects to derive from the transactions contemplated by this Agreement (a “Burdensome Condition”); including, without limitation, (i) any requirement that Parent, the Company, the Surviving Company or any of its or their subsidiaries (A) provide or commit to provide additional capital to the Surviving Company and the Company, or (B) provide any maintenance, guarantee, keep-well or similar agreements or commitments that are more burdensome than currently required of the Company by such Governmental Authority.

(g) Prior to the Effective Time, Parent and the Company shall use their commercially reasonable efforts to obtain any Consents of third parties with respect to any contracts to which they are a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby (including the Merger); provided, that neither Parent nor the Company shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals

(h) Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect of either Party, (ii) Parent, Merger Sub or the Company having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate), or (iii) a Burdensome Condition.

6.3 Survival of Representations and Warranties; Indemnification.

(a) Survival; Limitations on Indemnification; Exclusive Remedy. The representations, warranties and covenants to be performed prior to the Closing of a Party made in or pursuant to this Agreement will survive the Closing until one month after the audited financial statement of Parent for fiscal year 2012 have been completed; provided, however, that the Fundamental Representations and Warranties will survive until the applicable statute of limitations; provided, further, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.3 will survive until such claim is finally resolved if the Indemnified Representative notifies in writing the Indemnifying Representative of such claim in reasonable detail prior to the expiration of the applicable survival period of such claim in accordance with this Section 6.3(a). For purposes of this Agreement, the “Fundamental Representations and Warranties” means those representations and warranties set forth in Sections 2.1, 2.2(a) – (c), 2.4, 2.15, 2.16, 2.17, 2.18 and 2.23, Sections 3.1 and 3.2, and Sections 4.1, 4.2, 4.12 and 4.21.

(b) Indemnification by Bimini. Subject to the terms and conditions of this Section 6.3, from and after the Closing, Bimini shall indemnify and hold harmless each of Parent, Merger Sub, their affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”), that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by Bimini and/or the Company of any of their respective representations, warranties, or the covenants or agreements contained in this Agreement.

(c) Indemnification by Parent. From and after the Closing, Parent shall indemnify and hold harmless Bimini, the Company, their affiliates and each of their respective successors, heirs, estate, permitted assigns, officers, directors, employees and agents (each, a “Company Indemnified Party”) from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by Parent or Merger Sub of any of its representations, warranties, or covenants or agreements contained in this Agreement.

(d) Certain Limitations on Indemnification.

(i) No claim may be asserted nor may any action be commenced against a Party hereto for breach of any representation, warranty, covenant or agreement contained herein unless written notice of such claim or action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 6.3(a).

(ii) Notwithstanding anything to the contrary contained in this Agreement: (i) Bimini shall not be liable for any claim for indemnification pursuant to this Section 6.3, unless and until the aggregate amount of indemnifiable Damages to the Parent Indemnified Parties which may be recovered from Bimini equals or exceeds $200,000, after which Bimini shall be liable to such parties only for those Damages in excess of $200,000; and (ii) the maximum amount of indemnifiable Damages which may be recovered from Bimini pursuant to this Section 6.3 shall not exceed the value of the Claim Shares as determined in accordance with Section 1.12 (the “Aggregate Cap”).

(iii) Notwithstanding anything to the contrary contained in this Agreement: (i) Parent shall not be liable for any claim for indemnification pursuant to this Section 6.3, unless and until the aggregate amount of indemnifiable Damages to the Company Indemnified Parties which may be recovered from Parent equals or exceeds $200,000, after which Parent shall be liable to such party only for those Damages in excess of $200,000; and (ii) except with respect to the Merger Consideration, the maximum amount of indemnifiable Damages which may be recovered from Parent pursuant to this Section 6.3 shall not exceed an amount equal to (x) $2,300,000 less (y) 10% of any amounts paid by Parent to redeem Ordinary Shares in the Tender Offer pursuant to Section 6.5.

(iv) Subject to the terms and conditions of this Section 6.3 and Section 1.12, the indemnities set forth above in Section 6.3(b) of this Agreement will be satisfied solely through the surrender by Bimini (without any payment therefor by the Parent Indemnified Parties) to Parent, in lieu of cash (subject to Bimini’s right of substitution contained in Section 1.12), of a portion of the Claim Shares as determined in accordance with Section 1.12 of this Agreement (such surrender of such Claim Shares in satisfaction of Damages, the “Equitable Recoupment”). Except in the case of fraud, gross negligence, willful misconduct or intentional breach (the “Additional Remedies”), following the Closing, the Parent Indemnified Parties shall not be entitled to pursue any claims for indemnification against Bimini and its affiliates (including the Company) pursuant to this Agreement other than through the aforementioned Equitable Recoupment, it being agreed that, except for the Additional Remedies and the provisions of Section 10.10 below, such Equitable Recoupment is the sole and exclusive remedy of the Parent Indemnified Parties with respect to any and all indemnification claims regarding this Agreement and the transactions contemplated hereby following the Closing.

(v) (A) In the event that Parent is obligated to pay an amount to Bimini pursuant to Section 6.3(c) (the “Indemnification Amount”), Parent or its affiliates, as applicable, shall pay to Bimini, from the Indemnification Amount deposited into escrow in accordance with Section 6.3(d)(v)(B), an amount equal to the lesser of (I) the Indemnification Amount and (II) the sum of (x) the maximum amount that can be paid to Bimini without causing Bimini to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by Bimini’s independent certified public accountants, plus (y) in the event Bimini receives either (1) a ruling from the Internal Revenue Service described in Section 6.3(d)(v)(C) or (2) an opinion from Bimini’s outside counsel as described in Section 6.3(d)(v)(C), an amount equal to the Indemnification Amount, less the amount payable under clause (x) above.

(B) To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Indemnification Amount with an escrow agent selected by Parent and on such customary terms (subject to Section 6.3(d)(v)(C)) as shall be mutually acceptable to each of Bimini, Parent and the escrow agent. The payment or deposit into escrow of the Indemnification Amount, pursuant to this Section 6.3(d)), shall be made at the time that the payment of the Indemnification Amount would otherwise be due without regard to this Section 6.3(d)(v).

(C) The escrow agreement for the escrow described in Section 6.3(d)(v)(B) shall provide that the Indemnification Amount in escrow or any portion thereof shall not be released to Bimini unless the escrow agent receives any one or combination of the following:

(I) a letter from Bimini’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Bimini without causing Bimini to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Bimini’s accountants revising or updating that amount (whether to correct an error or to reflect the passage of time or otherwise), in which case the escrow agent shall release such amount or, in the case of a revised or updated letter, such additional amount to Bimini, or

(II) a letter from Bimini’s counsel indicating that Bimini received a ruling from the Internal Revenue Service holding that the receipt by Bimini of the Indemnification Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Bimini’s outside counsel has rendered a legal opinion to the effect that the receipt by Bimini of the Indemnification Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Indemnification Amount to Bimini.

The escrow agreement shall also provide that any portion of the Indemnification Amount held in escrow for five (5) years shall be released by the escrow agent to Parent.

(D) Parent agrees to amend this Section 6.3(d)(v) at the reasonable request of Bimini in order to (x) maximize the portion of the Indemnification Amount that may be distributed to Bimini hereunder without causing Bimini to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Bimini’s chances of securing a favorable ruling described in Section 6.3(d)(v)(C) or (z) assist Bimini in obtaining a favorable legal opinion from its outside counsel as described in Section 6.3(d)(v)(C).

(vi) In the event that Parent qualifies as a “real estate investment trust” under Sections 856 through 860 of the Code (a “REIT”) for a taxable year in which it is entitled to any payments under this Section 6.3 or under Section 8.4, principles analogous to Section 6.3(d)(v) shall apply to such payments.

(e) Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Section 6.3 with respect to Actions brought against a Parent Indemnified Party or a Company Indemnified Party (each in such capacity, an “Indemnitee”) by a Person other than a Party hereto (a “Third Party Claim”) shall be subject to the following terms and conditions (for purposes of this Agreement, (x) the “Indemnified

Representative” means FWAC Holdings, with respect to an indemnification claim by a Parent Indemnified Party, and Bimini, with respect to an indemnification claim by a Company Indemnified Party, and (y) the “Indemnifying Representative” means Bimini, with respect to an indemnification claim by a Parent Indemnified Party, and Parent, with respect to an indemnification claim by a Company Indemnified Party):

(i) The Indemnified Representative will give notice to the Indemnifying Representative within thirty (30) days after receiving written notice of any Third Party Claim, specifying the nature and the amount to the extent known (the “Claim Notice”). The failure of the Indemnified Representative to give timely notice shall not affect the Indemnified Representative’s rights to indemnification hereunder except to the extent that the Indemnifying Representative demonstrates that it was prejudiced by such failure.

(ii) The Indemnifying Representative shall notify the Indemnified Representative within fifteen (15) days after receipt of the Claim Notice whether the Indemnifying Representative will undertake, conduct, and control, through counsel of its own choosing (subject to the consent of the Indemnified Representative, such consent not to be unreasonably withheld, conditioned or delayed) and at its expense, the settlement or defense thereof, and Indemnified Representative shall cooperate with Indemnifying Representative in connection therewith, provided that if Indemnifying Representative undertakes such defense: (A) the Indemnifying Representative shall use commercially reasonable efforts to prevent and/or remove any Encumbrances or other adverse charge upon any asset of the indemnified party and shall not thereby settle such action without first obtaining the consent of the Indemnified Representative (which consent cannot be unreasonably withheld, conditioned or delayed), except for settlements solely covering monetary matters for which Indemnifying Representative has acknowledged responsibility for payment; (B) the Indemnifying Representative shall permit the Indemnified Representative (at the Indemnified Representative’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnified Representative; and (C) the Indemnifying Representative shall agree promptly to reimburse the Indemnified Representative for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Representative, except for those costs expressly assumed by the Indemnified Representative hereunder. The Indemnified Representative agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third Person in connection therewith. The Indemnifying Representative’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnifying Representative may have against Indemnified Representative or any third Person. So long as the Indemnifying Representative is reasonably contesting any such claim in good faith, the Indemnified Representative shall not pay or settle any such claim. If the Indemnifying Representative does not notify the Indemnified Representative within fifteen (15) days after receipt of Indemnified Representative’s Claim Notice that it elects to undertake the defense thereof, the Indemnified Representative shall (upon further written notice), subject to the limitations set forth in this Section 6.3, shall have the right to contest, settle or compromise the claim at the expense of the Indemnifying Representative (provided that the Indemnifying Representative shall not be required to pay the Indemnified Representative’s expenses for the defense, settlement or compromise of claims which are not covered by the Indemnifying Representative’s obligations pursuant to this Section 6.3). Notwithstanding the foregoing, in the event the indemnifying party does not undertake the defense of the claim, the indemnified party shall use commercially reasonable efforts to contest, settle or compromise such claim in a commercially reasonable manner. Unless the Indemnifying Representative has consented to a settlement of a Third Party Claim (not to be unreasonably withheld, conditioned or delayed), the amount of the settlement shall not be a binding determination of the amount of the Damages and such amount shall be determined in accordance with the provisions of this Agreement and the Escrow Agreement. Notwithstanding anything herein to the contrary, the Indemnifying Representative shall not be entitled to assume control of any defense described herein if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks, as one of its principal claims, an injunction or equitable relief against an Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments.

(iii) Damages calculated pursuant to this Section 6.3 shall be calculated net of any amounts actually recovered by an Indemnitee pursuant to any indemnification agreement with any third party, including any insurer (after deducting the costs of incurred in pursuing such recovery). To the extent that any Damages that are subject to indemnification pursuant to this Section 6.3 are covered by insurance, the Indemnitees shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If an Indemnitee has received the payment required by this Agreement from the Indemnifying Representative in respect of any Damages and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts (after deducting the costs of incurred in pursuing such recovery) in trust for the benefit of the Indemnifying Representative and shall pay to the Indemnifying Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received (after deducting the costs of incurred in pursuing such recovery), up to the aggregate amount of any payments received from the Indemnifying Representative pursuant to this Agreement in respect of such Damages. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third Person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. To the extent that any Damages that are subject to indemnification pursuant to this Section 6.3 would result in Tax benefits to an Indemnitee, the amount of such Damages shall be reduced by the Tax benefits that may be available to such Person as a result of such Damages.

(f) Limitation. In no event shall Damages be deemed to include any special, indirect, consequential or punitive damages. The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 6.3 and, except as specifically set forth in Section 10.10, such indemnification rights shall be the sole and exclusive remedies of the Parties with respect to any matter arising under or in connection with this Agreement.

(g) Exclusive Remedy. To the maximum extent permitted by applicable Law, the parties hereto hereby waive all other rights and remedies with respect to any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise. The remedies set forth in this Section 6.3 (including the Additional Remedies) and the remedies set forth in Section 10.10 shall provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any officer’s or secretary’s certificate(s) issued pursuant to this Agreement (including those officer’s certificates of the officer’s of the Company issued as of the date hereof), or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein or delivered pursuant hereto, except in the case of fraud, gross negligence, willful misconduct or intentional breach. Notwithstanding the prior sentence, this provision shall not limit any remedies contained in the Warrant Agreement, the Bimini Advisors Operating Agreement, the Registration Rights Agreement, the Amended Registration Rights Agreement, the FWAC Holdings Share Repurchase Agreement, the Merger Sub Operating Agreement, the Management Agreement, the Investment Allocation Agreement or the Bimini Lock Up Agreement.

(h) Knowledge. The rights of any party hereto to indemnification or any other remedy under this Section 6.3 or otherwise shall not be impacted or limited by any knowledge such party may have acquired, or could have acquired, whether before or after the closing date, nor by any investigation or diligence by such party. The parties hereto hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the applicable party, and regardless of the results of any such investigation, the parties hereto have entered into this transaction in express reliance upon the representations and warranties made in this Agreement.

(i) Directors and Officers Indemnification and Insurance.

(i) In the event the Merger is consummated, then until the seventh anniversary of the Effective Time, Parent will, and will cause the Surviving Company and any of their respective subsidiaries, to comply with, fulfill and honor, in any and all respects, all of the obligations of Parent and the Company and any of their respective subsidiaries to their respective present and former directors and officers (the “Covered Persons”) pursuant to indemnification agreements with Parent and the Company or any of their respective subsidiaries in effect on the Effective Time and pursuant to their respective Organization Documents, in each case, in effect on the Effective Time (the “Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time, including with respect to this Agreement, the Merger and the other transactions contemplated herein. Any claims for indemnification (and rights for advancement of expenses) made on or prior to the seventh anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. Parent shall, and shall cause the Surviving Company and all of their respective subsidiaries to, keep in full force and effect all Indemnification Provisions and neither Parent, the Surviving Company, any of their respective subsidiaries shall amend, modify or terminate any of the Indemnification Provisions, in each case, until the later of the seventh anniversary of the Effective Time or the final resolution of any claims for indemnification in any manner that would adversely affect any rights thereunder of any Covered Person.

(ii) In the event the Merger is consummated, if Parent, the Surviving Company, or any of their respective subsidiaries shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company, or any of their respective subsidiaries, as applicable, assume all of their respective obligations as set forth in this Section 6.3(i).

(iii) At the Effective Time, Parent and/or any of its subsidiaries may purchase tail insurance coverage for the Covered Persons which shall provide such directors and officers with coverage for no more than seven years following the Effective Time (the “Insurance Coverage”), and the full cost and all premiums associated with such Insurance Coverage shall be paid in a lump sum by Parent and/or any of its subsidiaries, as the case may be, prior to or at the Closing. Parent shall maintain (or cause the Surviving Company and/or any subsidiary of Parent or the Company to maintain) such Insurance Coverage in full force and effect, and continue to honor the obligations thereunder during the term thereof.

(iv) In the event the execution of this Agreement or the undertaking of any act or omission by Parent required by this Agreement prior to the Closing Date causes any insurance policy, in place for the benefit of any Parent Covered Persons immediately prior to the date of this Agreement, to terminate or causes any reduction in the benefits of such policy, Parent may purchase insurance policies for the benefit of such Covered Persons; provided, however, that such new policies shall not exceed the coverage that was provided under such terminated insurance policy or such policy where benefits were reduced.

(v) This Section 6.3(i) shall survive the consummation of the Merger, is intended to benefit each of the Covered Persons and shall be binding on all successors and assigns of the Surviving Company, Parent and any of their respective subsidiaries, and shall be enforceable by the Covered Persons.

6.4 Public Announcements. Parent, Bimini and the Company agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent, Bimini or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent, Bimini or the Company in compliance with this Agreement.

6.5 Tender Offer.

(a) Tender Offer. As promptly as practicable, and in any event ten Business Days after the date hereof, Parent shall commence (under the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase all outstanding Ordinary Shares (the “Tender Offer”) for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes and interest (the “Tender Consideration”). The Parent agrees that no Ordinary Shares held by the Parent or Merger Sub will be tendered in the Tender Offer and that it will not accept for payment any Ordinary Shares held by FWAC Holdings, which Ordinary Shares shall be purchased by the Parent in accordance with the terms of the FWAC Holdings Repurchase Agreement as provided in Section 1.3(b). Unless otherwise agreed to by the Parties, Parent shall use its best efforts (subject to market conditions) to conduct the Tender Offer without stockholder vote pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and compliance with the requirement of Article 24 of its Charter. The obligation of Parent to accept for payment Ordinary Shares validly tendered and not validly withdrawn pursuant to the Tender Offer shall be subject to (i) the condition (the “Maximum Tender Condition”) that no more than 825,000 Ordinary Shares (excluding such shares held by FWAC Holdings) shall have been validly tendered and not validly withdrawn pursuant to and prior to the expiration of the Tender Offer and (ii) the satisfaction of each of the other conditions set forth in Exhibit A hereto. Parent may not waive the Maximum Tender Condition or the other conditions set forth in Exhibit A (except for conditions to be satisfied by the Company) without the written consent of the Company. Unless agreed to by the Parties in writing, no material change (including changing the amount per share offered to the shareholders) may be made to the Tender Offer which imposes conditions to the Tender Offer in addition to those set forth in Exhibit A hereto or is inconsistent with this Section 6.5. The Parties hereby agree to negotiate in good faith to amend Exhibit A to reflect any changes that may be reasonably required as a result of discussions with the SEC or its staff. Furthermore, Parent may not waive any failure by a holder to validly tender his, her or its Ordinary Shares prior to the expiration of the Tender Offer, without the prior written consent of the Company. The Tender Offer shall expire on the date that is twenty (20) Business Days following the commencement of the Tender Offer (the “Initial Expiration Date”). Notwithstanding the foregoing, and subject to the provision of Section 8.1, if, at any scheduled expiration of the Tender Offer, the conditions set forth in Exhibit A, have not been satisfied or waived, Parent may extend the Tender Offer for one or more consecutive periods beyond the scheduled expiration date (the Initial Expiration Date as extended, the “Expiration Time”). Notwithstanding the foregoing, the Parent, without the consent of the Company, may extend the Tender Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer.

(b) Payment Obligations. Subject to the terms of the Tender Offer and this Agreement and the satisfaction or waiver of all of the conditions to the Tender Offer, Parent shall accept for payment all Ordinary Shares validly tendered and not validly withdrawn pursuant to the Tender offer promptly after the Expiration Time and pay for such shares as soon as practicable (and, in any event, no more than three Business Days) after the Expiration Time.

(c) Payments to Persons Other than Registered Holders. If the payment to a registered holder under the Tender Offer is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing the Ordinary Shares is registered on the transfer books of Parent, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Parent that such taxes either have been paid or are not applicable.

(d) Offer Documents. As promptly as reasonably practicable on the date of the commencement of the Tender Offer, Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer which shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TOs, Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Merger and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies. Each of Parent, Bimini and the Company agree to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Ordinary Shares, in each case as and to the extent required by applicable federal securities laws. No filing of, or amendment or supplement to, the Offer Documents shall be made by Parent without the prior consent (which shall not be unreasonably withheld, delayed or conditioned) of the Company. Parent shall give the Company, Bimini and their respective counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the Ordinary Shares and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by the Company, Bimini and their counsel. Parent shall provide the Company, Bimini and their respective counsel with any comments (whether written or oral) that Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall provide the Company, Bimini and their respective counsel with a reasonable opportunity to review and comment on the responses of Parent to such comments and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by the Company, Bimini and their counsel.

(e) Company Cooperation. The Company and Bimini acknowledge that a substantial portion of the filings with the SEC and mailings to Parent’s stockholders with respect to the Tender Offer shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company and Bimini agree to, as promptly as practicable, provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Tender Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. The Company and Bimini understand that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company and Bimini shall make their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(f) Termination of Tender Offer. Parent shall not terminate the Tender Offer prior to any scheduled Expiration Time without the prior consent of the Company except in the event this Agreement is terminated pursuant to the terms hereof.

6.6 Reservation of Preferred Shares. Parent hereby agrees that at or prior to Closing there shall be, or Parent shall cause to be, reserved for issuance and/or delivery, and Parent shall thereafter maintain a reserve for issuance and/or delivery, such number of Preferred Shares (and underlying Ordinary Shares) as shall be required for issuance and delivery of the Merger Consideration.

6.7 Other Actions. Notwithstanding anything to the contrary in Section 6.4:

(a) as promptly as practicable after the execution of this Agreement, Parent and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, Parent shall prepare and file a pre-commencement Schedule TO-C and/or Report on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing; and

(b) as promptly as practicable after the completion of the Tender Offer, Parent shall prepare a draft amendment to Schedule TO and/or Form 6-K announcing the completion of the Tender Offer, if applicable, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results, including the Merger, if applicable, in any report or form to be filed with the SEC (“Closing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer, Parent and the Company shall mutually agree on and issue a press release announcing the results of the Tender Offer and, if applicable, the consummation of the Merger (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and shall file the Closing Filing with the SEC as soon as reasonably practicable thereafter.

6.8 Required Information. In connection with the preparation of the Signing Filing, the Signing Press Release, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Parent, Merger Sub and/or the Company to any Governmental Authority, the OTC Bulletin Board or other third Person in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, the Company, Bimini, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other report, statement, filing, notice or application made by or on behalf of the Company, Bimini, Parent or Merger Sub to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby.

6.9 Trust Account. Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and Section 4.23 hereof and pay (i) the Tender Consideration to stockholders of Parent who shall have validly tendered and not properly withdrawn their Ordinary Shares in the Tender Offer upon acceptance by the Parent of such shares, (ii) the Expenses to the third parties (subject to the conditions of Section 8.4) and (iii) the remaining monies in the Trust Fund to Parent.

6.10 Merger Filings. Parent shall make, and shall cause Merger Sub to make, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Act, Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder.

6.11 Further Assurances. The Company, Bimini and Parent shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/or any Governmental Authority.

6.12 Post-Closing Dividend. Parent shall take all necessary action to (a) declare a dividend to all holders of Ordinary Shares, consisting of, for each Ordinary Share, (i) cash in an amount equal to the quotient of (x) $1,000,000, divided by (y) the number of Ordinary Shares outstanding immediately following the closing of the transactions contemplated by the FWAC Holdings Share Repurchase Agreement, and (ii) one warrant to purchase one Ordinary Share at an exercise price of $9.50 with such additional terms and conditions as set forth in a warrant agreement to be entered into between Parent and Continental Stock Transfer & Trust Company in substantially the form attached hereto as Exhibit G and (b) ensure the registration or exemption from registration under the Securities Act of the warrants issuable item (ii) above together with the Ordinary Shares issuable upon exercise thereof. The record date to be established by the board of directors of Parent applicable to such dividend (the “Record Date”) shall be a date no later than 12 Business Days following the Closing Date and, (i) with respect to the cash portion of the dividend, the payment date shall be the date that is three (3) Business Days following the Record Date and (ii) with respect to the warrant portion of the dividend, the payment date shall be the date that is three (3) Business Days following the date of the effectiveness of the Parent’s registration statement registering the warrants and Ordinary Shares issuable upon exercise thereof under the Securities Act, provided, however, that Parent shall request acceleration of such effectiveness promptly upon having been advised by the SEC that it has no further comment to such registration statement.

6.13 Qualified Electing Fund Information. If Bimini notifies Parent that it intends to make an election under Section 1295 of the Code with respect to the Preferred Shares, then Parent will cooperate with Bimini in making such election and will provide all information reasonably requested by Bimini to allow Bimini to prepare its income tax returns.

6.14 Reincorporation and REIT Election. Parent shall use its reasonable best efforts to effectuate the Reincorporation and elect REIT status on or prior to January 1, 2013. Bimini shall, or cause any Person to whom Bimini assigned the Merger Consideration to pursuant to the Bimini Lock Up Agreement to, vote all of the Merger Consideration, on an as converted basis, in favor of the Reincorporation and REIT election at any duly convened meeting of Parent’s shareholders for purposes of approving the Reincorporation and election of REIT status.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:

(a) Tender Offer. The Tender Offer shall have been completed in accordance with Section 6.5 and Parent shall have accepted for payment the Ordinary Shares validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than 825,000 Ordinary Shares (excluding such shares held by FWAC Holdings) shall have been validly tendered and not validly withdrawn prior to the Expiration Time.

(b) Antitrust Laws. If applicable, the required waiting period (and any extension thereof) under any Antitrust Laws, if any, shall have expired or been terminated.

(c) Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (collectively, the “Requisite Regulatory Approvals”), and all material Consents from third parties required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(d) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced (or threatened to enforce) or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger or the other transactions contemplated by this Agreement or the agreements contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the Merger or such transactions contemplated by this Agreement, or the other ancillary agreements related to this Agreement.

(e) Burdensome Condition. None of the Requisite Regulatory Approvals or the Consents shall have included or contained, or resulted in the imposition of, any Burdensome Condition.

(f) Litigation. There shall be no pending Action against any Party or any of its affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any Party or any of their affiliates, with respect to the consummation of the Merger or the transactions contemplated thereby which could reasonably be expected to have a Material Adverse Effect.

(g) Board of Directors and Officers. The Board of Directors and the officers of Parent and the Surviving Corporation shall be constituted as set forth in Section 1.7 hereof, effective as of the Effective Time.

(h) Quotation of Ordinary Shares, Units and Warrants on the OTC Bulletin Board. The Ordinary Shares, Units and the Warrants shall be quoted on the Over-the-Counter Bulletin Board.

(i) Name Change. Parent shall have amended its Charter pursuant to the Act to reflect a new corporate name selected by the Company not using the term “FlatWorld”.

7.2 Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company and Bimini set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b) Agreements and Covenants. The Company and Bimini shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.2(a), (b), and (e).

(d) Secretary’s Certificate. The Company shall have delivered to Parent a true copy of the resolutions of the Board of the Company authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company’s business since the date of this Agreement.

(f) Bimini Advisors Operating Agreement. Parent shall have received the Bimini Advisors Operating Agreement, duly executed by Bimini Advisors.

(g) Management Agreement. Parent shall have received the Management Agreement by and between Parent and Bimini Advisors, duly executed by Bimini Advisors in substantially the form attached hereto as Exhibit I.
(h) Investment Allocation Agreement. Parent shall have received the Investment Allocation Agreement by and among Parent, Bimini and Bimini Advisors, duly executed by Bimini and Bimini Advisors in substantially the form attached hereto as Exhibit J.

(i) Lock Up Agreements. FWAC Holdings shall have received the Bimini Lock Up Agreement, as set forth in Section 1.7(d).

(j) Company Financials. Parent shall have received the Closing Company Financials.

(k) Insurance Coverage. The Insurance Coverage set forth in Section 6.3(i) shall have been obtained with a reputable insurance company and is in full force and effect.

(l) Bimini Management Agreement. Parent shall have received the termination agreement, duly executed by the Company and Bimini Advisors, Inc., terminating the Existing Bimini Management Agreement and the Existing Bimini Management Agreement shall no longer be in full force and effect.

(m) Cash. Bimini shall have paid to Parent, by wire transfer (to such account(s) designated by Parent), the amount of $1,754,281 pursuant to Section 1.3(a).

7.3 Conditions to Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Board of Directors of Parent of those persons currently on the Board of Directors of Parent who are not named as directors following the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.3(a), (b) and (e).

(d) Secretary’s Certificate. Parent shall have delivered to the Company a true copy of the resolutions of the Board of Directors of Parent authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Parent or similar officer.

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Parent’s business since the date of this Agreement.

(f) Registration Rights Agreement. Parent shall have executed a registration rights agreement, in substantially the form attached hereto as Exhibit C, granting demand and “piggy-back” registration rights to Bimini with respect to the Ordinary Shares underlying the Preferred Shares received by them in the Merger.

(g) Taxable REIT Subsidiary Election. Bimini shall have received a properly completed IRS Form 8875 signed by Parent electing to treat Parent as a “taxable REIT subsidiary” of Bimini within the meaning of Section 856(l) of the Code.

(h) Bimini Advisors Operating Agreement. Bimini shall have received the Bimini Advisors Operating Agreement, duly executed by FWC Advisors LLC.

(i) Management Agreement. Bimini shall have received the Management Agreement by and between Parent and Bimini Advisors, duly executed by Parent in substantially the form attached hereto as Exhibit I.

(j) Investment Allocation Agreement. Bimini shall have received the Investment Allocation Agreement by and among Parent, Bimini and Bimini Advisors, duly executed by Parent in substantially the form attached hereto as Exhibit J.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, neither Parent nor the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND ABANDONMENT

8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, as follows:

(a) by mutual written consent of the Company and Parent, as duly authorized by the Board of Directors of Parent and the Board;

(b) by written notice by either Parent or the Company if the Closing conditions set forth in Section 7.1 have not been satisfied by the Company or Parent, as the case may be (or waived by Parent or the Company as the case may be) by September 9, 2012 (the “Drop Dead Date”); provided, however, such date shall be extended through December 9, 2012 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.1(b) shall not be available to Parent or the Company if the failure by Parent or Merger Sub, on one hand, or the Company, Bimini or Bimini Advisors, on the other hand, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Drop Dead Date or December 9, 2012, as applicable;

(c) by written notice by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, the right to terminate this Agreement under this Section 8.1(c) shall not be available to Parent or the Company if the failure by Parent or Merger Sub, on one hand, or the Company, Bimini or Bimini Advisors, on the other hand, to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d) by written notice by Parent, if (i) there has been a breach by the Company, Bimini and/or Bimini Advisors of any of their respective material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of the Company and/or Bimini shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(e) by written notice by the Company, if (i) there has been a breach by Parent or Merger Sub of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(f) by written notice by Parent if the Closing conditions set forth in Section 7.2, other than Sections 7.2(a) and 7.2(b) (which are addressed by Section 8.1(d)), have not been satisfied by the Company, Bimini and/or Bimini Advisors (or waived by Parent) by September 9, 2012; provided, however, such date shall be extended through December 9, 2012 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.1(f) shall not be available to Parent if Parent is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing conditions to not be satisfied;

(g) by written notice by Company if the Closing conditions set forth in Section 7.3, other than Sections 7.3(a) and 7.3(b) (which are addressed by Section 8.1(e)), have not been satisfied by Parent (or waived by the Company) by the Drop Dead Date; provided, however, such date shall be extended through December 9, 2012 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company if the Company, Bimini and/or Bimini Advisors is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing conditions to not be satisfied;

(h) by Parent upon written notice to the Company with respect to a Superior Proposal provided that Parent shall have complied with Section 5.3 and paid to Bimini by wire transfer (to such account(s)

designated by Bimini) an amount equal to Bimini’s and the Company’s aggregate costs and expenses (including reasonable attorneys’ fees) accrued in preparing for, conducting and implementing the transactions contemplated herein; or

(i) by the Company upon written notice to Parent with respect to a Superior Proposal provided that the Company shall have complied with Section 5.3 and paid to Parent by wire transfer (to such account(s) designated by Parent) an amount equal to Parent’s aggregate costs and expenses (including reasonable attorneys’ fees) accrued in preparing for, conducting and implementing the transactions contemplated herein.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) as set forth in Section 5.2(b) and this Section 8.2 and (ii) subject to Section 6.3, nothing herein shall relieve any Party from liability for any fraud committed by the willful breach of this Agreement prior to termination. Without limiting the foregoing, and except as provided in Section 6.3, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1. Section 6.3 and this Section 8.2 shall survive the termination of this Agreement.

8.3 Intentionally Omitted.

8.4 Fees and Expenses. Except as otherwise set forth in this Agreement, including this Section 8.4, all Expenses (including, without limitation, each Party’s respective legal, accounting and roadshow travel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the Merger or any other related transaction is consummated; provided however, upon the Closing, Bimini will be responsible for any Expenses incurred by the Company in connection with the Merger, including, without limitation, any and all legal, accounting, roadshow travel, investment banking, finders or similar fees and Expenses. FWAC Holdings will be responsible for any Expenses, costs, fees and obligations to third-parties, not otherwise the responsibility of Bimini in the preceding sentence, incurred by Parent or Merger Sub in connection with the Merger and the transactions contemplated by this Agreement, the IPO, or the pursuit of any other Business Transaction (as such term is defined in the Parent’s Charter) prior to the Closing, payable or outstanding as of either the Closing or the termination of the Trust Account and at all times thereafter, in excess of $350,000 provided, however that the costs of the Insurance Coverage set forth in Sections 6.3(i) and 7.2(k) shall not be included in such $350,000 limitation amount.

8.5 Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may only be amended pursuant to a written agreement signed by all of the Parties hereto.

8.6 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion: (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE IX

TRUST FUND WAIVER

9.1 Trust Fund Waiver. The Company, Bimini and Bimini Advisors warrant and represent that they have read the Prospectus and understand that Parent has established the Trust Fund containing the proceeds of the IPO initially in the amount of at least $23,374,786 for the benefit of Parent’s public stockholders and certain parties (including the Underwriter) and that, except for a portion of the interest earned on the amounts held in the Trust Fund and amounts necessary to purchase up to 15% of the Ordinary Shares sold to the public in the IPO, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent, (b) to Parent and the underwriters listed in the Prospectus (with respect to such underwriters’ deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Parent completes a business combination. The Company, Bimini and Bimini Advisors agree that the neither the Company, Bimini nor Bimini Advisors does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, Bimini and/or Bimini Advisors, on the one hand, and Parent and/or Merger Sub, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Company, Bimini and Bimini Advisors hereby irrevocably waives any and all claims it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. Each of the Company, Bimini and Bimini Advisors agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter into this Agreement. Each of the Company, Bimini and Bimini Advisors further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company, Bimini and/or Bimini Advisors commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or Merger Sub, which proceeding seeks, in whole or in part, monetary relief against Parent or Merger Sub, the Company, Bimini and Bimini Advisors hereby acknowledges and agrees their sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit the Company, Bimini nor Bimini Advisors (or any party claiming on the Company’s, Bimini’s or Bimini Advisors’ behalf or in lieu of the Company, Bimini or Bimini Advisors) to have any claim against the Trust Fund or any amounts contained therein. In the event that the Company, Bimini or Bimini Advisors commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the Public Shareholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Company, Bimini and/or Bimini Advisors the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding. This Section 9.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

ARTICLE X

MISCELLANEOUS

10.1 Survival. None of the respective representations, warranties or covenants or the indemnity provided for herein of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the Effective Time, except for any covenant that by its terms contemplates performance after the Effective Time.

10.2 Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) if to the Company, to:

Orchid Island Capital, Inc.
3305 Flamingo Drive
Vero Beach, Florida 32963
Attention: Robert E. Cauley
Facsimile: (772) 231-8896

with a copy to (but which shall not constitute notice to the Company):

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: Daniel M. LeBey
Facsimile: (804) 343-4833

(ii) if to Bimini or Bimini Advisors, to:

Bimini Capital Management, Inc./Bimini Advisors, LLC
3305 Flamingo Drive
Vero Beach, Florida 32963
Attention: Robert E. Cauley
Facsimile: (772) 231-8896

with a copy to (but which shall not constitute notice to Bimini or Bimini Advisors):

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: Daniel M. LeBey
Facsimile: (804) 343-4833

(iii) if to Parent or Merger Sub, to:

FlatWorld Acquisition Corp.
c/o FlatWorld Capital LLC
220 East 42nd St., 29th Floor
New York, NY 10017
Attention: Jeffrey A. Valenty, President
Facsimile: (212) 796-4002

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention: Douglas S. Ellenoff, Esq.
Facsimile: (212) 370-7889

10.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign any or all of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent following not less than ten (10) days prior written notice to the other Parties hereto; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws or principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, New York. The Parties hereby: (a) submit to the exclusive jurisdiction of any New York state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Merger Sub, the Company, Bimini and Bimini Advisors agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Each of Parent, Merger Sub, the Company, Bimini and Bimini Advisors irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties: (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.5.

10.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.7 Interpretation. The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (a) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (b) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (c) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (d) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge, after reasonable inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of the Company), of Robert E. Cauley and G. Hunter Haas, IV, and, when used with respect to Bimini, shall mean the actual knowledge after reasonable inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of Bimini), of Robert E. Cauley and G. Hunter Haas, IV, and, when used with respect to Parent and Merger Sub, shall mean the knowledge, after reasonable inquiry, of the executive officers of Parent and Merger Sub, and (e) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto and the Disclosure Schedules referred to herein, which exhibits, schedules and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and understandings among the Parties with respect to such subject matter.

10.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

10.10 Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by the Company, Bimini, Bimini Advisors or the Parent or Merger Sub in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VIII, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, whether at law or in equity.

10.11 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a Party other than Section 6.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

10.12 Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be signed and delivered by their respective duly authorized officers as of the date first above written.

ORCHID ISLAND CAPITAL, INC.

By:	/s/ Robert E. Cauley
	Name:	Robert E. Cauley
	Title:	Chief Executive Officer

BIMINI ADVISORS, LLC

By:	/s/ Robert E. Cauley
	Name:	Robert E. Cauley
	Title:	President

BIMINI CAPITAL MANAGEMENT, INC.

By:	/s/ Robert E. Cauley
	Name:	Robert E. Cauley
	Title:	Chief Executive Officer

FLATWORLD ACQUISITION CORP.

By:	/s/ Jeffrey A. Valenty
	Name:	Jeffrey A. Valenty
	Title:	President

FTWA ORCHID MERGER SUB LLC

By:	/s/ Jeffrey A. Valenty
	Name:	Jeffrey A. Valenty
	Title:	President

FWAC Holdings Limited

By:	/s/ Raj K. Gupta
	Name:	Raj K. Gupta
	Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

Appendix 1

Parent shall employ the following process to determine the fair value of the Company’s securities portfolio as of immediately prior to the Effective Time:
1. Parent will obtain fair values from Interactive Data Pricing and Reference Data, Inc. (“IDC”) and Bank of America Corporation’s PriceServe service (“PriceServe” and, collectively with IDC, the “Pricing Sources”) for each security in the Company’s securities portfolio, priced as of immediately prior to the Effective Time.

2. Parent will then review the fair values obtained by the Pricing Sources for each security in its portfolio for consistency and accuracy and will select a fair value for each security (the “Company Fair Value”). The Company Fair Value for each security shall be no higher than the highest of the fair values received from the two Pricing Sources for each security.

3. Parent will use the Company Fair Value to calculate the fair value of all securities in the Company’s security portfolio in accordance with industry standards.

4. Parent will provide to the Auditor the Company Fair Value and the fair values obtained from both Pricing Sources for each security in the Company’s security portfolio and all other supporting details, consents and support required by the Auditor to perform the Closing Date Balance Sheet Audit (including third party asset confirmations and valuation checks) as required by Section 1.3 of the Agreement.

5. The Auditor’s audit procedures as required by Section 1.3 of the Agreement will be conducted in accordance with the standards of the PCAOB, and the Closing Date Balance Sheet will be prepared by the Parent in conformity with GAAP, including the definition of fair value described in FASB ASC 820, Fair Value Measurement.